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                            ACQUISITION AGREEMENT

                                    AMONG

                        TREE ISLAND INDUSTRIES LTD.,

                            GS INDUSTRIES, INC.,

                        GS TECHNOLOGIES CORPORATION,

                        GEORGETOWN STEEL CORPORATION,

                    GS TECHNOLOGIES OPERATING CO., INC.,

                        TRICOR PACIFIC CAPITAL, INC.,

                             TI INDUSTRIES INC.,

                   TREE ISLAND WIRE HOLDINGS (USA), INC.,

                          TII ACQUISITION SUB INC.

                                     AND

                        GEORGETOWN WIRE COMPANY, INC.

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


                              TABLE OF CONTENTS


                                                                                                                     Page
         ARTICLE I  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         ARTICLE II  PURCHASE AND SALE OF GWCI SHARES AND AMALGAMATION OF TII AND AMALGAMATION SUB  . . . . . . . . . . 9
                 2.1.     Purchase and Sale of Shares.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.2.     Continuance of TII into Canada  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.3.     Amalgamation of Amalgamation Sub and TII  . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.4.     Effective Date of Amalgamation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.5.     Articles of Amalgamation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.6.     Directors and Officers of Amalco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
                 2.7.     Conversion or Cancellation of TII Shares and Amalgamation Sub
                          Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

         ARTICLE III PAYMENT AND ADJUSTMENT OF TOTAL CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . . . . .10
                 3.1.     Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
                 3.2.     Amalgamation Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
                 3.3.     Working Capital Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

         ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE RETAINED GROUP SIGNATORIES . . . . . . . . . . . . . . . . .13
                 4.1.     Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
                 4.2.     Capitalization of GWCI and the Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . .13
                 4.3.     Capitalization of TII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
                 4.4.     Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
                 4.5.     Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
                 4.6.     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
                 4.7.     Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
                 4.8.     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
                 4.9.     Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
                 4.10.    Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
                 4.11.    Patents, Trademarks, Trade Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
                 4.12.    Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
                 4.13.    Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
                 4.14.    Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
                 4.15.    Related Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
                 4.16.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
                 4.17.    Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
                 4.18.    Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
                 4.19.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
                 4.20.    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

                 4.21.    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 4.22.    Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 4.23.    Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         ARTICLE V     REPRESENTATIONS AND WARRANTIES OF BUYER AND AMALGAMATION SUB   . . . . . . . . . . . . . . . .  25
                 5.1.     Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 5.2.     Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 5.3.     Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 5.4.     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 5.5.     Investment Intent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 5.6.     Buyer's Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 5.7.     Ability to Perform  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         ARTICLE VI    FURTHER COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 6.1.     Covenants of the Retained Group Signatories Pending the Closing . . . . . . . . . . . . . .  27
                 6.2.     Covenants of Buyer Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 6.3.     Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.4.     Effective Time of Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.5.     Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 6.6.     Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 6.7.     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 6.8.     Cooperation and Preservation of Records . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 6.9.     Limitation of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 6.10.    Employees and Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 6.11.    Distributions in the Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.12.    Termination of Tax Sharing Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.13.    Release of Liens and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.14.     Certain Reimbursements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.15.     Retained Group Signatories Restrictive Covenants.  . . . . . . . . . . . . . . . . . . . .  38
                 6.16     Discharge of Intercompany Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.17     Payment of Additional Payment Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 6.18     No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 6.19     Buyer Restrictive Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 6.20     Payments of Cash Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         ARTICLE VII   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . .  40
                 7.1.     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 7.2.     Procedure and Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         ARTICLE VIII  CONDITIONS TO BUYER'S AND AMALGAMATION SUB'S OBLIGATIONS . . . . . . . . . . . . . . . . . . .  41
                 8.1.     Seller's Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 8.2.     Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 8.3.     Performances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 8.4.     Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 8.5.     Governmental Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                 8.6.     No Injunction or Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 8.7      Releases from Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         ARTICLE IX  CONDITIONS TO THE RETAINED GROUP SIGNATORIES' AND TII'S OBLIGATIONS  . . . . . . . . . . . . . .  44
                 9.1.     Payment of Purchase Price, Amalgamation Consideration and Additional Payment Amount . . . .  44
                 9.2.     Buyer's Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 9.3.     Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 9.4.     Performances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 9.5.     Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 9.6.     Governmental Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 9.7.     No Injunction or Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 9.8.     Releases from Contractual Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

         ARTICLE X   INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 10.1.    Indemnification by Retained Group Signatories.  . . . . . . . . . . . . . . . . . . . . . .  45
                 10.2.     Method of Asserting Buyer Claims, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 10.3.    Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 10.4.     Method of Asserting Retained Group Signatories Claims, Etc.  . . . . . . . . . . . . . . .  49

         ARTICLE XI  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 11.1.    Limited Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . .  51
                 11.2.    Entire Understanding, Waiver, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 11.3.    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 11.4.    Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 11.5.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 11.6.    Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 11.7.    Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 11.8.    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 11.9.    Construction of Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 11.10.   Governing Law and Exclusive Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 11.11    Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54





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

Exhibits to Acquisition Agreement

Exhibit A        Amalgamation Agreement
Exhibit B        Aggregate Amalgamation Consideration
Exhibit C        Articles of Amalgamation
Exhibit D        Commitment Letter
Exhibit E        Working Capital
Exhibit F        Director and Officer Releases
Exhibit G        Legal Opinion of  Parker, Poe, Adams & Bernstein LLP.
Exhibit H        Legal Opinion of Clark, Wilson.
Exhibit I        Legal Opinion of Blake, Cassels & Graydon.
Exhibit J        Legal Opinion of Latham & Watkins

Disclosure Schedule

                            ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of April 30, 1997, by and among TREE ISLAND INDUSTRIES LTD., a Canadian corporation ("TII"), GS INDUSTRIES, INC., a Delaware corporation ("GSI"), GS TECHNOLOGIES CORPORATION, a Delaware corporation ("GST"), GEORGETOWN STEEL CORPORATION, a Delaware corporation ("GSC"), GS TECHNOLOGIES OPERATING CO., INC., a Delaware corporation "GSTOC") (GSC and GSTOC are sometimes hereinafter collectively referred to as "Seller"), TRICOR PACIFIC CAPITAL, INC., a British Columbia corporation ("Tricor"), TI INDUSTRIES INC., a British Columbia corporation ("TII Holdings"), TREE ISLAND WIRE HOLDINGS (USA), INC., a Delaware corporation ("GWC Holdings") (Tricor, TII Holdings and GWC Holdings are sometimes hereinafter collectively referred to as "Buyer"), TII ACQUISITION SUB INC., a newly formed Canadian corporation and the wholly owned subsidiary of TII Holdings ("Amalgamation Sub") and GEORGETOWN WIRE COMPANY, INC., a Delaware corporation ("GWCI").

                                   RECITALS

         WHEREAS, GSI owns all of the issued and outstanding shares of GST, which in turn owns all of the issued and outstanding shares of GSTOC;

         WHEREAS, GSTOC owns all of the issued and outstanding shares (the "GWCI Shares") of common stock, no par value per share, of GWCI;

         WHEREAS, GSC owns all of the issued and outstanding shares of common stock (the "TII Common Shares"), and of preference stock (the "TII Preferred Shares"), of TII (the TII Common Shares and the TII Preferred Shares are sometimes hereinafter collectively referred to as the "TII Shares"); and

         WHEREAS, GSTOC desires to sell the GWCI Shares to Buyer and Buyer desires to purchase the GWCI Shares from GSTOC, and Buyer desires to cause Amalgamation Sub to amalgamate with TII, on the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the Retained Group Signatories and Buyer, the parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

         SECTION 1.1. The terms defined in this Article shall have the following respective meanings for all purposes of this Agreement, with the definitions being equally applicable to both the singular and plural forms of the terms defined:

                 "Additional Payment Amount" means an amount equal to (i) the sum of Eight Hundred Ninety-eight Thousand One Hundred Seventy Dollars (US) ($898,170); plus (ii) the Interest Factor; minus (iii) the amount, if any, by which the Pertinent Debt Balance as of the Cut-off exceeds the Pertinent Debt Balance as of the last moment on the day before the Closing Date; plus (iv) the amount, if any, by which the Pertinent Debt Balance as of the last moment on the day before the Closing Date exceeds the Pertinent Debt Balance as of the Cut-off.

                 "Affiliate" means any Person controlling, controlled by, or under common control with another Person. For purposes of this definition of "Affiliate", a Person shall be deemed to control another Person if it possesses, directly or indirectly, the power to direct or cause the direction of the management policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

                 "Amalco" means the corporation resulting from the Amalgamation of TII and Amalgamation Sub as provided for in the Amalgamation Agreement and in Section 2.3 hereof.

                 "Amalgamation" means the amalgamation of Amalgamation Sub and TII upon the terms set forth in the Amalgamation Agreement and in Section 2.3 hereof.

                 "Amalgamation Agreement" means the amalgamation agreement between TII and the Amalgamation Sub substantially in the form of Exhibit A attached hereto which shall be executed to effectuate the Amalgamation.

                 "Amalgamation Consideration" means an aggregate of Thirty-seven Million Dollars (US) ($37,000,000) which shall be allocated as follows: with respect to TII Common Shares, an amount equal to $0 (US) per share, and with respect to TII Preferred Shares, an amount equal to $56.661562 per share and which shall be subject to adjustment as provided in Section 3.3 hereof. The aggregate Amalgamation Consideration shall be as set forth on Exhibit B attached hereto, subject to adjustment as provided in Section 3.3 hereof.

                 "Amalgamation Sub Shares" mean all of the issued shares of the common stock of Amalgamation Sub.

                 "American Plans" means, with respect to employees of GWCI or the Subsidiary and Transferred Employees who are residents of the United States, any plan described in Section 3(3) of ERISA and any material written or, to the best knowledge of the Retained Group Signatories, oral employment, consulting, severance or other similar contract, arrangement or policy and any material written or, to the best knowledge of the Retained Group Signatories, oral plan, arrangement, program, agreement or commitment providing for insurance coverage (including without limitation any self- insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for material written or, to the best knowledge of the Retained Group Signatories, oral deferred compensation plan, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not described in Section 3(3) of ERISA.

                 "Arthur Andersen" means the Vancouver, British Columbia office of Arthur Andersen & Co. SC.

                 "Articles of Amalgamation" means the articles of amalgamation substantially in the form of Exhibit C attached hereto which shall be filed with the Director appointed to administer the CBCA to effectuate the Amalgamation.

                 "Business" means the business conducted by the GWC Group in producing, distributing and selling wire and wire products.

                 "Business Day" means any day on which banks are open for business in New York City, New York.

                 "Buyer Notice Period" shall have the meaning given to such term in Section 10.4 hereof.

                 "Buyer's Obligations" shall have the meaning given to such term in Section 10.3 hereof.

                 "Canadian Plans" means, with respect to TII employees and any Transferred Employees who are residents of Canada, any material plan providing pension, health, disability or life insurance benefits.

                 "CBCA" means the Canada Business Corporations Act.

                 "Claim" shall have the meaning given to such term in Section
10.2 hereof.

                 "Claim Notice" shall have the meaning given to such term in
Section 10.2 hereof.

                 "Closing" means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement which shall be held on the 7th day of May, 1997, at 10:00 a.m. (local Toronto time) in the offices of Blake, Cassels & Graydon in Toronto, Ontario or on such other date or at such other time or place as is mutually agreed by the parties hereto but which shall be effective as set out in Section 6.4 hereof.

                 "Closing Date" means the date on which the Closing actually occurs.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Commitment Letter" means the Commitment Letter dated April 30, 1997 between Buyer and General Electric Capital and the Commitment Letter dated April 21, 1997 between Buyer and MG Stratum Fund, Limited Partnership, copies of which are attached hereto as Exhibit D.

                 "Competition Act" means the Competition Act, RSC 1985, c C-34; as amended.

                 "Confidentiality Agreement" means the Confidentiality Agreement dated August 23, 1996 between GSI and Tricor.

                 "Contracts" shall have the meaning given to such term in
Section 4.14 hereof.

                 "Cut-off" means the last moment on April 30, 1997.

                 "Disclosure Schedule" means the disclosure schedule document executed by the parties hereto as of the date hereof.

                 "Effective Date" means the date upon which the Amalgamation is effective pursuant to the provisions of Section 2.4 hereof.

                 "Effective Time" means the first moment on the Effective Date as set out in Section 2.4 hereof.

                 "Employee Benefit Plans" means the American Plans and the Canadian Plans.

                 "Environmental Conditions" means the introduction into the environment of any Hazardous Substance (whether or not upon any Facility or Former Facility or other property and whether or not such introduction constituted at the time thereof a violation of any Environmental Law) as a result of which any member of the GWC Group is or will become liable to any Person or by reason of which any Facility or any of the property or assets of the GWC Group, the GWCI Shares or the TII Shares will suffer or be subjected to any lien imposed pursuant to any Environmental Law.

                 "Environmental Laws" means all laws, rules and regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Exchange Rate" means the average of the New York foreign exchange selling and buying rates for Canadian dollars to U.S. Dollars as published in the Wall Street Journal (Eastern United States Edition) with respect to the date specified in this Agreement or if no date is specified, with respect to the day which is two (2) Business Days prior to the date of the payment requiring an exchange rate calculation, or if such date is not a date for which such rate is published, with respect to the immediately preceding date for which such rate is published.

                 "Facility" means each plant, office, manufacturing facility, store, warehouse, improvement or administration building located on the Real Property or on property leased by a member of the GWC Group, each of which facilities are identified and listed on Section 1.1(a) of the Disclosure Schedule.

                 "Financial Statements" means the financial statements of TII, GWCI and the GWC Group as identified and defined in Section 4.6 hereof.

                 "Former Facility" means each plant, office, manufacturing facility, store, warehouse, improvement or administrative building and all real property and related facilities that was owned, leased or operated by any of the members of the GWC Group at any time prior to the date hereof, but excluding any Facilities.

                 "GAAP" means United States generally accepted accounting principles in the case of GWCI and the Subsidiary, and Canadian generally accepted accounting principles in the case of TII.

                 "GE Capital Canada Loan" means that certain Loan Agreement dated October 5, 1995 among TII, as Borrower, General Electric Capital Canada Inc., as Agent and Lender, and Mellon Bank Canada, as L/C Issuer and Lender.

                 "GE Capital US Loan" means that certain Loan Agreement dated October 5, 1995 among GWCI, the Subsidiary and certain members of the Retained Group, as Borrowers, General Electric Capital Corporation, as Agent, and General Electric Capital Corporation and certain other financial institutions named therein, as Lenders, and Mellon Bank, N.A., as Documentation Agent.

                 "GSI Group" means collectively the GWC Group and the Retained Group.

                 "GSI Group Medical Plan" means the medical and health care benefits program(s) under the GS Industries, Inc. Group Insurance Plan.

                 "GWC Group" means collectively, prior to the Closing, GWCI, TII and the Subsidiary, and, after the Closing, GWCI, Amalco and the Subsidiary and their respective successors and assigns.

                 "GWC Group Medical Plan" means the medical and health care benefits program(s) under the Georgetown Wire Company, Inc. Group Insurance Plan.

                 "GWC Group Retention Plan" means the GWC Group Retention Plan pursuant to those certain memos dated August 7, 1996, August 12, 1996 and February 25, 1997, respectively, from Roger Regelbrugge to Ted Leja.

                 "GWCI Affiliate" means any Person that is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with any member of the GWC Group within the meaning of Section 414 of the Code.

                 "GWCI Shares" shall have the meaning given to such term in the Recitals to this Agreement.

                 "Hazardous Substance" means any pollutant, contaminant, chemical, waste and any toxic, carcinogenic, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, asbestos, urea formaldehyde, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substances or material, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                 "Indemnified Party" shall have the meaning given to such term in Section 10.1 hereof.

                 "Independent Accounting Firm" means KPMG or such other independent accounting firm to which Buyer and Seller may mutually agree in writing.

                 "Intangible Property" shall have the meaning given to such term in Section 4.11 hereof.

                 "Intercompany Notes" means (i) the unsecured subordinated note of GWCI dated October 5, 1995 in the original principal amount of $3,017,936.42 in favor of GSTOC; and (ii) the unsecured subordinated note of GWCI dated October 5, 1995 in the original principal amount of $7,544,841.04 in favor of GSTOC.

                 "Interest Factor" means the interest which would accrue on the sum of Fifty-five Million Eight Hundred Ninety-eight Thousand One Hundred Seventy Dollars (US) ($55,898,170) during the period commencing May 1, 1997 and ending on the day before the Closing Date if the amounts payable pursuant to Sections 3.1, 3.2 and 6.17 are received on the Closing Date on or before 2:00 p.m. (local Toronto time) or such later time as General Electric Capital Canada Inc. and General Electric Capital Corporation approve in writing and otherwise ending on the Closing Date (if the Closing Date occurs on a day other than Friday) or the first Business Day after the Closing Date (if the Closing Date occurs on a Friday) at an interest rate equal to the Prime Rate plus one and one-half percent (1.5%).

                 "Investment Canada Act" means the Investment Canada Act, RSC 1985 c I-21.8, as amended.

                 "Material Adverse Effect" means an effect that is reasonably likely to have a material adverse effect on the Business or the financial condition of the GWC Group, taken as a whole.

                 "Non-Transferred Plans" shall have the meaning given to such term in Section 6.10 hereof.

                 "Notice Period" shall have the meaning given to such term in
Section 10.2 hereof.

                 "Obligations" shall have the meaning given to such term in
Section 10.1 hereof.

                 "PBSA" means the Pension Benefits Standards Act, SBC 1991, Ch. 15.

                 "Permitted Encumbrances" means each of the following: (i) liens for property taxes, special assessments and governmental charges which are not past due or which are being contested in good faith with respect to the Real Property and/or the personal property owned by the GWC Group with respect to 1997 and subsequent years; (ii) mechanic's, builders' and materialmen's liens arising in the ordinary course of business for amounts not past due or which are being contested in good faith; (iii) such imperfections of title and encumbrances (other than encumbrances securing indebtedness) as do not materially impair the use in the Business of any properties or assets of the GWC Group; (iv) restrictions, easements, covenants, reservations and rights of way of record with respect to the Real Property; (v) matters which would be revealed by an accurate survey of the Real Property; (vi) zoning ordinances, restrictions, prohibitions and other requirements imposed by governmental authority; (vii) rights of others in party walls, if any, relative to the Real Property; (viii) deposits of cash or securities with third parties to secure the performance of obligations; and (ix) subsisting conditions, provisos, restrictions, exceptions and reservations, including royalties, contained in the original grant or contained in any other grant or disposition from the Crown.

         .       "Person" means any individual, partnership, corporation,
limited liability company, trust, unincorporated organization, association, joint venture or other entity or a government, agency, political subdivision or instrumentality thereof.

                 "Pertinent Debt Balance" means the sum of (i) all outstanding principal indebtedness of the GWC Group under the Intercompany Notes; plus (ii) all outstanding principal indebtedness of the GWC Group under the GE Capital Canada Loan.

                 "Prime Rate" means the average of the rates publicly announced and in effect as of May 1, 1997 by the five largest members of the New York Clearinghouse Association as their corporate base, reference, prime or similar benchmark rate per annum (whether or not such rate is actually charged by any such bank).

                 "Purchase Price" means the sum of Eighteen Million Dollars
(US) ($18,000,000), subject to adjustment as provided in Section 3.3 hereof.

                 "Real Property" means the real property currently owned by the GWC Group, including the buildings, improvements and fixtures located thereon, which real property is described in Section 1.1(b) of the Disclosure Schedule.

                 "Restricted Territory" means any state or province identified in Section 6.15 of the Disclosure Schedule.

                 "Retained Group" means collectively the Retained Group Signatories and each Affiliate of any Retained Group Signatory other than and expressly excluding members of the GWC Group.

                 "Retained Group Signatories" means collectively GSI, GST and Seller.

                 "Retained Plans" shall have the meaning given to such term in
Section 6.10 hereof.

                 "Retained Group Signatories Claim Notice" shall have the meaning given to such term in Section 10.4 hereof.

                 "SERP" means the GS Industries, Inc. Supplemental Executive Retirement Plan.

                 "Statements of Earnings and Financial Position" means the unaudited consolidated statements of earnings and financial position of the GWC Group as of December 31, 1996, a copy of which is included as part of the Financial Statements.

                 "Subsidiary" means K-Lath Corporation, Inc., a California corporation.

                 "Subsidiary Shares" shall have the meaning given to such term in Section 4.2 hereof.

                 "Taxes" means all taxes, levies, imposts, fees, assessments, and charges imposed by any federal, state, provincial, local, or foreign taxing authority, including interest, penalties and additions thereto.

                 "Threshold Amount" means the sum of Twenty Thousand Dollars
(US) ($20,000).

                 "TII Common Shares" shall have the meaning given to such term in the Recitals to this Agreement.

                 "TII Preferred Shares" shall have the meaning given to such term in the Recitals to this Agreement.

                 "TII Shares" shall have the meaning given to such term in the Recitals to this Agreement.

                 "Total Consideration" means the sum of (i) the Purchase Price and (ii) the Amalgamation Consideration.

                 "Transferred Employees" means Ted Leja and all employees of the GWC Group, including (i) all active employees of the GWC Group as of the Closing Date, and (ii) all former active employees of the GWC Group subject to union contracts or other ongoing legal obligations of the GWC Group (including those who have been laid off and may have a contractual right to return to work for any member of the GWC Group).

                 "Working Capital" means the current assets of the GWC Group less the current liabilities of the GWC Group, as determined in accordance with GAAP, as modified to be consistent with the sample calculation of Working Capital as of December 31, 1996 attached hereto as Exhibit E, and converted to US Dollars based on the Exchange Rate as of the Closing Date and provided that (i) Working Capital shall not be reduced by the payment of the Additional Payment Amount contemplated by Section 6.17 hereof or affected by funds to pay the Amalgamation Consideration, (ii) the reserve in respect of the case of Weyerhauser Canada Ltd v. Tree Island Industries, Ltd. et. al. will be excluded from Working Capital, (iii) all amounts in respect of the GE Capital Canada Loan and the Intercompany Notes will be excluded from Working Capital, and (iv) the reserve in respect of the Operating Industry site shall not be treated as a current liability.


                                  ARTICLE II

                     PURCHASE AND SALE OF GWCI SHARES AND
                   AMALGAMATION OF TII AND AMALGAMATION SUB

         SECTION 2.1. PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions hereof, at the Closing GSTOC shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and accept from GSTOC, all of GSTOC's right, title and interest in and to the GWCI Shares for the Purchase Price free and clear of all pledges, security interests, liens, claims, options, charges, encumbrances and restrictions.

         SECTION 2.2. CONTINUANCE OF TII INTO CANADA. The Retained Group Signatories have taken such steps as were necessary or appropriate to validly transfer the corporate existence of TII from the province of British Columbia to Canada and to continue such corporate existence of TII under the laws of Canada and will ensure that, immediately prior to Closing, TII shall be a corporation validly existing and in good standing under the laws of Canada.

         SECTION 2.3. AMALGAMATION OF AMALGAMATION SUB AND TII. Upon the terms and subject to the conditions hereof, GSC and Buyer shall take such steps as are necessary to cause the Amalgamation Sub to be amalgamated with TII and the separate corporate existence of each of TII and the Amalgamation Sub shall thereupon cease. Amalco shall continue to be governed by the laws of Canada and the rights, privileges, immunities, powers and franchises of each of TII and the Amalgamation Sub shall continue in Amalco and shall be unaffected by the Amalgamation. The Amalgamation shall have the effects specified in the Amalgamation Agreement and the CBCA. The parties agree that, prior to the Closing, Ted Leja shall execute the requisite form of TII officer declaration in connection with the Amalgamation.

         SECTION 2.4. EFFECTIVE DATE OF AMALGAMATION. The Amalgamation shall become effective as of the date shown in the Certificate of Amalgamation issued by the Director appointed to administer the CBCA in accordance with the provisions of the CBCA. The date when the Amalgamation shall become effective is herein referred to as the "Effective Date" and the first moment on the Effective Date is herein referred to as the "Effective Time." The parties hereto shall cause the date of the Effective Date to be the Closing Date.

         SECTION 2.5. ARTICLES OF AMALGAMATION. The Articles of Amalgamation shall be adopted as the articles of Amalco, until thereafter amended in accordance with the terms thereof and the CBCA.

         SECTION 2.6. DIRECTORS AND OFFICERS OF AMALCO. The persons set out in the Amalgamation Agreement shall, from and after the Effective Time, be the directors and officers, respectively, of Amalco until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Amalco's articles.

         SECTION 2.7. CONVERSION OR CANCELLATION OF TII SHARES AND AMALGAMATION SUB SHARES. As of the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder(s) thereof:

                          (a)     The issued and outstanding TII Common Shares
shall be converted into the right to receive, without interest, an amount equal to the Amalgamation Consideration, if any, with respect to such TII Common Share, which is $0(US). The issued and outstanding TII Preferred Shares shall be converted into the right to receive, without interest, an amount equal to the Amalgamation Consideration with respect to such TII Preferred Shares and two (2) fully paid and nonassessable shares of the no par value common stock of Amalco as set out in the Amalgamation Agreement. Promptly after the Effective Time, the certificates for the TII Shares shall be surrendered and marked "cancelled". Within two Business Days after the Closing Date, Buyer will cause Amalco to repurchase from the holder of the two (2) shares of Amalco common stock, and the Retained Group Signatories will cause such holder to sell to Amalco, the two (2) shares of Amalco common stock for Cdn. $1.00 per share.

                          (b)     Each issued and outstanding Amalgamation Sub
Share shall be converted into and exchangeable for one (1) fully paid and nonassessable share of the no par value common stock of Amalco, as set out in the Amalgamation Agreement. Promptly after the Effective Time, the certificate or certificates formerly represented Amalgamation Sub Shares shall be surrendered and marked "cancelled".


                                 ARTICLE III

                PAYMENT AND ADJUSTMENT OF TOTAL CONSIDERATION

         SECTION 3.1.     PAYMENT OF PURCHASE PRICE.   Upon the terms and
subject to the conditions herein, the sum of Eighteen Million Dollars (US) ($18,000,000), which the parties agree is the unadjusted Purchase Price, shall be payable and paid by Buyer on the Closing Date by wire transfer in immediately available funds in accordance with GSTOC's written wire instructions. In the event of an increase in the Purchase Price pursuant to
Section 3.3 hereof, the amount of such increase shall be paid by Buyer by wire transfer in immediately available funds in accordance with GSTOC's written wire instructions within fifteen (15) days following the determination in accordance with Section 3.3 hereof of the amount of such increase. In the event of a reduction in the Purchase Price pursuant to Section 3.3 hereof, the amount of such reduction shall be paid by GSTOC by wire transfer in immediately available funds in accordance with Buyer's written wire instructions within fifteen (15) days following the determination in accordance with Section 3.3 hereof of the amount of such reduction.

         SECTION 3.2.     AMALGAMATION CONSIDERATION.

         (a) Upon the terms and subject to the conditions hereof, the sum of Thirty-seven Million Dollars (US) ($37,000,000), which represents the aggregate unadjusted Amalgamation Consideration as reflected on Exhibit B attached hereto shall be payable and paid by Buyer or Amalco on the Closing Date by wire transfer in immediately available funds in accordance with GSC's written wire instructions. In the event of an increase in the Amalgamation Consideration pursuant to Section 3.3 hereof, the amount of such increase shall be paid by Buyer or Amalco by wire transfer in immediately available funds in accordance with GSC's written wire instructions within fifteen (15) days following the determination in accordance with Section 3.3 hereof of the amount of such increase. In the event of a reduction in the Amalgamation Consideration pursuant to Section 3.3 hereof, the amount of such reduction shall be paid by GSC by wire transfer in immediately available funds in accordance with Buyer's written wire instructions within fifteen (15) days following the determination in accordance with Section 3.3 hereof of the amount of such reduction.

         (b) Notwithstanding the foregoing, if any increase in the Amalgamation Consideration becomes payable by Buyer or Amalco to Seller such that aggregate amount of the unadjusted Amalgamation Consideration and the increase exceeds the limit under the certificate pursuant to Section 116 of the Income Tax Act (Canada) most recently received by Seller and delivered by Seller to Buyer (which limit currently is the lesser of $55,904,000 (Cdn) and $40,000,000 (US)), then Buyer or Amalco shall pay 33 1/3% of the excess over the certificate limit to Clark, Wilson in trust upon the terms set out herein and shall pay the balance of the increase in accordance with GSC's written wire instructions. Clark, Wilson shall hold any amount paid to it in trust until a certificate pursuant to Section 116 of the Income Tax Act (Canada) is delivered to Clark, Wilson indicating that no amount is payable by Seller on account of tax in respect of the increase in the Amalgamation Consideration. Upon receipt of such certificate, Clark, Wilson shall pay the amount held in trust, together with any income and interest earned on the amount held in trust, in accordance with GSC's written instructions. If such certificate is not received within 30 days of payment of any increase in the Amalgamation Consideration, Clark, Wilson will pay the amount held in trust to the Receiver General on account of tax payable by Seller, provided that such payment shall in no event be construed as an acknowledgment or agreement by Seller that any tax is properly payable in respect of the Amalgamation Consideration. The Retained Group Signatories hereby agree to indemnify Buyer and Amalco for any claim, demand or liability in respect of tax, penalties or interest which may arise by reason that the amount held in trust by Clark, Wilson or any part thereof was not paid to the Receiver General on or before the day that is 30 days after the end of the month in which Closing occurred.

         SECTION 3.3. WORKING CAPITAL ADJUSTMENT. The Total Consideration shall be (a) increased by the amount, if any, by which Working Capital as of the Cut-off exceeds the sum of (i) Seven Million One Hundred Ninety-eight Thousand Dollars (US) ($7,198,000) plus (ii) the US Dollar equivalent based on the Exchange Rate as of the Closing Date of Thirty-two Million Nine Hundred Twenty Thousand Dollars (Cdn) ($32,920,000) or (b) reduced by the amount, if any, by which the sum of (i) Seven Million One Hundred Ninety-eight Thousand Dollars (US) ($7,198,000) plus (ii) the US Dollar equivalent based on the Exchange Rate as of the Closing Date of Thirty-two Million Nine Hundred Twenty Thousand Dollars (Cdn) ($32,920,000), exceeds Working Capital as of the Cut-off; provided that, notwithstanding the foregoing, the Total Consideration shall be so increased or decreased pursuant to this Section 3.3 only if the amount of such increase or decrease, as the case may be, exceeds the Threshold Amount. As soon as practicable following the Closing, Buyer, at its expense, shall prepare a statement of the Working Capital as of the Cut-off, together with a calculation of the appropriate adjustment in the Total Consideration, which statement and calculation will be reviewed by Arthur Andersen, and shall deliver such statement and Total Consideration adjustment calculation, together with the report of Arthur Andersen, to the Retained Group Signatories as soon as available and in any event within sixty (60) days of the Closing Date. Such statement shall be prepared on a basis consistent with the basis utilized in determining Working Capital for purposes of the Financial Statements, as expressly modified by Exhibit E attached hereto. The Retained Group Signatories shall, at any time and from time to time, upon one (1) Business Day's notice, be provided reasonable access, during normal business hours, to the accounting books and records and to the accounting personnel of Arthur Andersen, Buyer and the GWC Group during such sixty (60) day period and thereafter until the Working Capital as of the Cut-off has been finally determined in accordance with the provisions of this Section 3.3. Within thirty (30) days following the Retained Group Signatories' receipt of the statement of Working Capital, the Retained Group Signatories may, but shall not be required to, cause such statement to be reviewed, at the expense of the Retained Group Signatories, by the accountants regularly employed by the Retained Group Signatories and, in the event of such review, the Retained Group Signatories shall deliver to Buyer a copy of such accountant's report. If, within thirty (30) days following the Retained Group Signatories' receipt of such statement and Total Consideration adjustment calculation, the Retained Group Signatories determine in good faith that they disagree with the Total Consideration adjustment calculation, the Retained Group Signatories shall notify Buyer of their objection, setting forth in reasonable detail their determination of Working Capital as of the Cut-off and the basis for their disagreement. A failure by the Retained Group Signatories to notify Buyer of their disagreement within such thirty (30) days will constitute acceptance by the Retained Group Signatories of Buyer's calculation of Working Capital as of the Cut-off. The Retained Group Signatories and Buyer will negotiate in good faith to resolve any disagreement during the seven (7) day period following the Retained Group Signatories' notification of a disagreement. In the event such disagreement is not resolved within such seven
(7) day period, the disputed matter shall be promptly submitted to the Independent Accounting Firm for final resolution within fifteen (15) days after the expiration of the seven (7) day negotiation period. The Independent Accounting Firm will be requested to review only the matters in dispute between Buyer and the Retained Group Signatories to calculate Working Capital as of the Cut-off in accordance with the provisions of this Section 3.3. In its determination, the Independent Accounting Firm shall be entitled to rely on the work papers and similar items generated by Arthur Andersen and Buyer in connection with the statement of the Working Capital and the Total Consideration adjustment calculation of Buyer pursuant to this Section 3.3 and the work papers of the Retained Group Signatories' accountants and the Retained Group Signatories in respect thereof. The decision of the Independent Accounting Firm shall be final and binding on the parties with respect to the disputed matters. If the determination of the Independent Accounting Firm is that Working Capital as of the Cut- off is the same or greater than the average of the Working Capital as calculated by Buyer and the Retained Group Signatories, the fees and expenses of the Independent Accounting Firm will be paid by Buyer. If the determination of the Independent Accounting Firm is that the Working Capital as of the Cut-off is less than the average of the Working Capital as calculated by Buyer and the Retained Group Signatories, the fees and expenses of the Independent Accounting Firm will be paid by Seller. Any adjustment in the Total Consideration pursuant to this Section shall be allocated sixty-seven and 27/100ths percent (67.27%) to the Amalgamation Consideration for the TII Preferred Shares and thirty-two and 73/100ths percent (32.73%) to the Purchase Price.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                      OF THE RETAINED GROUP SIGNATORIES

         The Retained Group Signatories hereby represent and warrant to Buyer and Amalgamation Sub as follows:

                 SECTION 4.1. CORPORATE ORGANIZATION. Each of GSTOC, GSC and GWCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. TII is a corporation duly organized, validly existing and in good standing under the laws of Canada and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. Each of GWCI, TII and the Subsidiary is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification or license except where the failure to be so qualified would not result in a Material Adverse Effect.
 The jurisdictions in which any member of the GWC Group is qualified as a foreign corporation are listed in Section 4.1(a) of the Disclosure Schedule. Except for the Subsidiary and as identified in Section 4.1(b) of the Disclosure Schedule, none of GWCI, TII and the Subsidiary has any subsidiaries and there are no corporations, joint ventures, partnerships or other entities or arrangements in which GWCI, TII or the Subsidiary, directly or indirectly, owns any capital stock or an equity interest.

                 SECTION 4.2.     CAPITALIZATION OF GWCI AND THE SUBSIDIARY.

                 (a) The authorized capital stock of GWCI consists solely of one hundred thousand (100,000) shares of voting common stock, no par value per share, of which all one hundred thousand (100,000) shares are issued and outstanding and owned by GSTOC. Such one hundred thousand (100,000) shares constitute the GWCI Shares. No shares are held as treasury shares. All issued and outstanding shares of capital stock of GWCI have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights and are free of any preemptive rights. Except for this Agreement and as set forth in Section 4.2(a) of the Disclosure Schedule, there are no options, warrants or other rights, nor any agreements, commitments or arrangements of any kind, relating to the subscription to or the issuance, voting, acquisition, sale, repurchase, transfer or disposition of (i) any capital stock of GWCI or securities convertible into or exchangeable for capital stock of GWCI, or (ii) any options, warrants or subscription rights relating to any such capital stock or securities of GWCI.

The consummation of the transactions contemplated hereby will convey to Buyer good title to the GWCI Shares free and clear of all claims, liens, encumbrances, pledges, security interests, charges or restrictions (on transfer (except for compliance with any applicable securities laws), voting or otherwise) of any nature whatsoever, except as created by Buyer.

                 (b) The authorized capital stock of the Subsidiary consists solely of ten thousand (10,000) shares of voting common stock, no par value per share, of which one thousand (1,000) shares are issued and outstanding and owned by GWCI. No shares are held as treasury shares. All issued and outstanding shares of capital stock of the Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights and are free of any preemptive rights. Except for this Agreement and as set forth on Section 4.2(b) of the Disclosure Schedule, there are no options, warrants or other rights, nor any agreements, commitments or arrangements of any kind, relating to the subscription to or the issuance, voting, acquisition, sale, repurchase, transfer or disposition of (i) any capital stock of the Subsidiary or securities convertible into or exchangeable for capital stock of the Subsidiary, or (ii) any options, warrants or subscription rights relating to any such capital stock or securities of the Subsidiary. Except as identified in Section 4.2(b) of the Disclosure Schedule, GWCI owns all of the issued and outstanding shares of capital stock of the Subsidiary (the "Subsidiary Shares") free and clear of all liens, claims, encumbrances, pledges, security interests, charges or restrictions (on transfer (except for compliance with any applicable securities laws), voting or otherwise) of any nature whatsoever.

                 SECTION 4.3. CAPITALIZATION OF TII. The authorized capital stock of TII consists solely of (i) ten thousand (10,000) shares of voting common stock, of which all ten thousand (10,000) shares are issued and outstanding, and (ii) one million (1,000,000) shares of preference stock, of which six hundred fifty-three thousand (653,000) shares are issued and outstanding. Such ten thousand (10,000) shares of voting common stock and six hundred fifty-three thousand (653,000) shares of preference stock constitute the TII Shares. All of the TII Shares are owned by GSC and no shares are held as treasury shares. The TII Shares have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights and are free of any preemptive rights. Except for this Agreement and as set forth in Section 4.3 of the Disclosure Schedule, the TII Shares are free and clear of all liens, claims, encumbrances, pledges, security interests, charges or restrictions (on transfer (except for in compliance with any applicable securities laws), voting or otherwise) of any nature whatsoever. Except for this Agreement and as set forth in Section 4.3 of the Disclosure Schedule, there are no options, warrants or other rights, nor any agreements, commitments or arrangements of any kind, relating to the subscription to or issuance, voting, acquisition, sale, repurchase, transfer or disposition of (i) any capital stock of TII or securities convertible into or exchangeable for capital stock of TII or (ii) any options, warrants or subscription rights relating to any such capital stock or securities of TII.

                 SECTION 4.4. AUTHORITY. Each of the Retained Group Signatories and TII has all requisite corporate right, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by each of the Retained Group Signatories and TII have been duly and validly authorized and approved by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Retained Group Signatories and TII and, assuming this Agreement has been duly authorized, executed and delivered by Buyer and Amalgamation Sub, constitutes the legal, valid and binding obligation of the Retained Group Signatories and TII, enforceable against each of them in accordance with its terms.

                 SECTION 4.5.     CONSENTS AND APPROVALS; NO VIOLATIONS.
Except as set forth on Section 4.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Retained Group Signatories and TII will not (with or without the giving of notice or the passage of time, or both) (i) violate any applicable provision of law or any rule or regulation of any administrative agency or governmental authority applicable to the Retained Group Signatories or any member of the GWC Group, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to the Retained Group Signatories or any member of the GWC Group, (ii) violate the Certificate of Incorporation or Bylaws of the Retained Group Signatories, GWCI or the Subsidiary, (iii) violate the Certificate of Continuance, Articles or Bylaws of TII, (iv) require any consent under or constitute a default under any material agreement, indenture, mortgage, deed of trust, lease, license, or other instrument to which the Retained Group Signatories or any member of the GWC Group is a party or by which any of them is bound including, without limitation, the Contracts, or any material license, permit or certificate held by any of them, (v) require any material consent or approval by, notice to or registration with any governmental authority other than the filing of the Articles of Amalgamation, the appropriate filings, if any, pursuant to the HSR Act, the Competition Act and the Investment Canada Act, respectively, and the expiration of the applicable waiting period thereunder or (vi) result in the creation of any lien, claim, encumbrance or charge upon any of the GWCI Shares, any of the TII Shares or any property or assets of any member of the GWC Group, except as may be created by Buyer.

                 SECTION 4.6. FINANCIAL STATEMENTS. Section 4.6 of the Disclosure Schedule contains (i) the audited balance sheet and the related audited statements of operations and stockholders' equity and statement of cash flows (including any related notes thereto) of TII as of and for the fiscal year ended December 31, 1996; (ii) the unaudited statements of earnings and financial position of GWCI as of and for the fiscal year ended December 31, 1996; and (iii) the unaudited consolidated statements of earnings and financial position of the GWC Group as of and for the fiscal year ended December 31, 1996; (the financial statements identified in this Section 4.6 are hereinafter referred to as the "Financial Statements"). Except as set forth on Section 4.6 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present (i) the unaudited consolidated financial position of the GWC Group as of December 31, 1996; and (ii) the unaudited consolidated earnings of the GWC Group for the fiscal year ended December 31, 1996.

                 SECTION 4.7. UNDISCLOSED LIABILITIES. Except as set forth on Section 4.7 of the Disclosure Schedule, no member of the GWC Group has any liabilities (absolute, accrued, contingent or otherwise) required by GAAP applied on a consistent basis to be reflected on or reserved against in the consolidated statements of earnings and financial position of the GWC Group except (i) liabilities (absolute, accrued, contingent or otherwise) reflected on or reserved against in the Statements of Earnings and Financial Position, and (ii) liabilities (absolute, accrued, contingent or otherwise) required by GAAP to be reflected on, or reserved against in, consolidated statements of earnings and financial position of the GWC Group which were incurred since December 31, 1996 in the ordinary course of business.

                 SECTION 4.8. TAXES. Except as set forth in Section 4.8 of the Disclosure Schedule, the Retained Group Signatories and each member of the GWC Group have timely filed all material returns, declarations, reports, information returns and statements required to be filed by them in respect of any Taxes and paid all Taxes currently due and payable by any of them to the extent that failure to pay such Taxes is reasonably likely to result in a lien or encumbrance on the GWCI Shares or the TII Shares or any property or assets of any member of the GWC Group. The returns and other information filed are complete and accurate in all material respects. Except as specified in Section
4.8 of the Disclosure Schedule, none of the Retained Group Signatories and no member of the GWC Group has requested any extension of time within which to file returns (including without limitation information returns) in respect of any Taxes. The Retained Group Signatories have delivered to Buyer complete and accurate copies of tax returns of the GWC Group for the years ended December 31, 1994, October 4, 1995 (with respect to TII) and December 31, 1995. The GWC Group does not have outstanding liability for Taxes in respect of periods beginning before the Closing Date materially in excess of the aggregate reserves for Taxes established by the GWC Group. Except as set forth in
Section 4.8 of the Disclosure Schedule, no notice of any material proposed tax deficiency, assessment or levy has been received by the Retained Group Signatories or any member of the GWC Group in respect of Taxes payable by the Retained Group Signatories or any member of the GWC Group to the extent that failure to pay such Taxes is reasonably likely to result in a lien or encumbrance on the GWCI Shares or the TII Shares or any property or assets of any member of the GWC Group. Each member of the GWC Group has duly withheld from each payment from which such withholding is required by law the amount of all Taxes required to be withheld therefrom and has paid the same (to the extent due), together with the employer's share of the same, if any, to the proper tax receiving officers. Except as set forth in Section 4.8 of the Disclosure Schedule and for matters which have been resolved in a manner which did not obligate the GWC Group to perform any covenant other than the payment of money and ongoing compliance with applicable laws, the GWC Group and the Retained Group Signatories have received no written notice from any taxing or other governmental authority claiming, proposing or assessing any deficiency for Taxes against any member of the GWC Group or any of such member's property or assets or against the Retained Group Signatories to the extent it could affect the GWCI Shares or the TII Shares. Except as set forth in Section 4.8 of the Disclosure Schedule, there are no pending, or, to the best knowledge of the Retained Group Signatories, threatened audits for or relating to any material additional liability in respect of Taxes. Except as disclosed in
Section 4.8 of the Disclosure Schedule, there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of the Retained Group Signatories, or their counsel, is likely to result in a material additional liability of any member of the GWC Group for Taxes or, to the extent that it will adversely affect the GWCI Shares, the TII Shares or the assets of any member of the GWC Group, in a material additional liability of the Retained Group Signatories for Taxes. Audits of U.S. and Canadian federal, state, provincial and local returns for Taxes by the relevant taxing authorities have been completed for each period as set forth in Section
4.8 of the Disclosure Schedule and, except as set forth in Section 4.8 of the Disclosure Schedule, neither the Retained Group Signatories nor any member of the GWC Group has been notified in writing that any taxing authority intends to audit a return for any period. Except as set forth in Section 4.8 of the Disclosure Schedule, no extension of a statute of limitations relating to Taxes is in effect with respect to Taxes applicable to any member of the GWC Group or the Retained Group Signatories to the extent it could adversely affect the GWCI Shares or the TII Shares or materially adversely affect the assets of the GWC Group.

         Except as set forth in Section 4.8 of the Disclosure Schedule, there are no material liens for Taxes (other than for current Taxes not yet due and payable or which are being contested in good faith) on any properties or assets owned by any member of the GWC Group or the GWCI Shares or TII Shares.

         None of the properties or assets owned by any member of the GWC Group is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

         None of the properties or assets owned by any member of the GWC Group directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

         None of the properties or assets owned by any member of the GWC Group is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         Neither the purchase and sale of the GWCI Shares nor the payment of the Amalgamation Consideration or other amounts payable hereunder is subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or, subject to compliance with Section 3.2 hereof, of any other provision of law.

                 SECTION 4.9. TITLE TO PROPERTIES. Except for Permitted Encumbrances and as set forth in Section 4.9 of the Disclosure Schedule, each member of the GWC Group has good and marketable title to the Real Property and all personal property and assets (tangible and intangible) reflected as owned by it on the Statements of Earnings and Financial Position or acquired since December 31, 1996 (except for properties and assets disposed of since such date in the ordinary course of business), and has such title free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever.

                 SECTION 4.10.    ABSENCE OF CHANGES.  Except as set forth in
Section 4.10 of the Disclosure Schedule, since December 31, 1996 there has not been:

                          (i)     any change in the business, financial
condition, results of operations or assets or liabilities of the GWC Group, other than changes in the ordinary course of business and changes which will not, singularly or in the aggregate, result in a Material Adverse Effect;

                          (ii)    any damage or destruction, loss or other
casualty, however arising and whether or not covered by insurance, which will, singularly or in the aggregate, result in a Material Adverse Effect;

                          (iii)   any labor dispute or any other event or
condition of any character which will, singularly or in the aggregate, result in a Material Adverse Effect;

                          (iv)    any indebtedness incurred by any member of
the GWC Group for borrowed money (except by endorsement for collection or for deposit of negotiable instruments received in the ordinary course of business), or any agreement to incur any such indebtedness or any cancellation of any indebtedness owed to any member of the GWC Group or, except in the ordinary course of business, any release of any material right or material claim of any member of the GWC Group;

                          (v)     any material change in the accounting methods
or practices of any member of the GWC Group or the application thereof or any change in depreciation or amortization policies or rates theretofore adopted or any material change in any assumptions underlying or methods of calculating any doubtful account, contingency or other reserves;

                          (vi)    any amendment, entering into or termination
by any member of the GWC Group of any material contract, agreement, lease, franchise or license except in the ordinary course of business;

                          (vii)   any amendment of the Certificate of
Incorporation or Bylaws of  GWCI or the Subsidiary;

                          (viii)  any amendment of the Certificate of
Incorporation, Memorandum or Articles of TII or, after its continuance, the Certificate of Continuance, Articles or Bylaws;

                          (ix)    except for Permitted Encumbrances and other
than in the ordinary course of business, any mortgage, pledge or other encumbering of any material assets of any member of the GWC Group;

                          (x)     any material liability or obligation incurred
by any member of the GWC Group, except liabilities incurred in the ordinary course of business;

                          (xi)    any sale, transfer, lease, abandonment or
other disposal of any material portion of the assets of any member of the GWC Group (real, personal or mixed, tangible or intangible), except in the ordinary course of business;

                          (xii)   any transfer, disposal or grant of any rights
under any patent, trademark, trade name, copyright, service mark, invention or license owned by any member of the GWC Group, or any disposal of or disclosure to any Person other than representatives of Buyer of any material trade secret, formula, process or know-how owned by any member of the GWC Group not theretofore a matter of public knowledge; except, in each case, in the ordinary course of business;

                          (xiii)  any grant by any member of the GWC Group of
any increase in the compensation (including, without limitation, salary, wages, benefits, bonuses, options and incentives) of its officers, employees or directors; or any grant by any member of the GWC Group of any increase in compensation payable to or to become payable to any of its officers, employees or directors; or any agreement by any member of the GWC Group entered into with any of its officers, employees or directors; except, in each case, in the ordinary course of business and consistent with past practice;

                          (xiv)   any capital expenditures made, or any
commitment to make any capital expenditures by any member of the GWC Group, in the aggregate in excess of Five Hundred Thousand Dollars ($500,000 (US)) for any tangible or intangible capital assets, additions or improvements;

                          (xv)    except for distributions since December 31,
1996 of the type contemplated by Section 6.11 hereof, any declaration, payment or reservation for payment of any dividend or other distribution in respect of the capital stock or other securities of any member of the GWC Group or any redemption, purchase or other acquisition, directly or indirectly, of any shares of capital stock or other securities of any member of the GWC Group;

                          (xvi)   except in the ordinary course of business and
consistent with past practice, any grant or extension of any power-of-attorney or guaranty in respect of the obligation of any Person by any member of the GWC Group; or

                          (xvii)  any entry by any member of the GWC Group into
any binding agreement, whether in writing or otherwise, to take any action described in this Section 4.10.

                 SECTION 4.11.    PATENTS, TRADEMARKS, TRADE NAMES.  Section
4.11 of the Disclosure Schedule lists and indicates the ownership of all material patents and patent applications owned by any member of the GWC Group and all material copyrights, trademarks, trade names, and service marks for which registrations have been obtained or applications therefor have been filed by any member of the GWC Group (collectively, the "Intangible Property"). Except as set forth in Section 4.11 of the Disclosure Schedule, (i) no Person other than members of the GWC Group has the right to use any of the Intangible Property, and the GWC Group has all right, title and interest to all Intangible Property, without any conflict known to the Retained Group Signatories with the rights of others, and (ii) documentation for the continuance of registration and applications for registration have been timely filed with the appropriate authorities for the patents, trademarks, trade names, and service marks included in the Intangible Property. Except as set forth on Section 4.11 of the Disclosure Schedule, none of the Retained Group Signatories, GWCI, TII and the Subsidiary has received within the immediately preceding three (3) years any written notice that (a) any operation of the GWC Group infringes on the asserted rights of others or requires payment for the use of, or infringes or otherwise interferes with, any patent, trade name, trademark, or service mark of another, or any such right which might be so infringed has been applied for by another, or (b) any of the Intangible Property has been legally declared invalid or is the subject of a pending or threatened action for opposition or cancellation or a declaration of invalidity, or is infringed by the activities of another.

                 SECTION 4.12. LEASES. Section 4.12 of the Disclosure Schedule contains an accurate and complete list of all real property leases and all material personal property leases pursuant to which any member of the GWC Group leases real or personal property. Except as set forth in Section 4.12 of the Disclosure Schedule, all such leases are in full force and effect and are valid, binding and enforceable in accordance with their terms. Except as set forth in Section 4.12 of the Disclosure Schedule, there are no existing defaults or events which, with the giving of notice or the lapse of time or both, would constitute a default thereunder by any member of the GWC Group.

                 SECTION 4.13. BANK ACCOUNTS. Section 4.13 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any member of the GWC Group maintains safe deposit boxes, certificates of deposit or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

                 SECTION 4.14. MATERIAL CONTRACTS. Section 4.14 of the Disclosure Schedule contains a true and correct list of each written or, to the best knowledge of the Retained Group Signatories, oral contract, agreement and commitment to which any member of the GWC Group is a party: (i) calling for payment or receipt by any member of the GWC Group of more than One Million Dollars ($1,000,000 (US)) during the term thereof (except for agreements relating to the acquisition or disposition of inventory in the ordinary course of business), (ii) containing covenants limiting, in any material respect, the freedom of any member of the GWC Group to compete with any Person in any line of business or in any territory, (iii) evidencing or relating to indebtedness for borrowed money not to be repaid on or before the Closing Date (iv) providing for employment or severance arrangements, including without limitation agreements (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of the Retained Group Signatories or any member of the GWC Group or (B) that will result in the payment by, or the creation of any liability to pay on behalf of, Buyer, Amalco, the Retained Group Signatories or any member of the GWC Group any severance, termination, "golden parachute", or other similar payments to any present or former personnel following termination of employment or as a result of the consummation of the transactions contemplated by this Agreement, (v) providing for options with respect to any real property, whether any member of the GWC Group shall be the grantor or grantee thereunder,
(vi) material to the GWC Group and between any member of the GWC Group and any United States or Canadian federal, state, provincial or local government or any agency or department thereof (collectively, the "Contracts", or (vii) material to the GWC Group and not made or entered into in the ordinary course of business; provided that the term "Contract" shall not include any contract or agreement listed in any Section of the Disclosure Schedule that is not also listed or cross-referenced in Section 4.14 of the Disclosure Schedule). True and complete copies of each of the Contracts have been made available to Buyer by the Retained Group Signatories. Except as set forth in Section 4.14 of the Disclosure Schedule, each of the Contracts is in full force and effect and is valid, binding and enforceable against the applicable GWC Group member in accordance with its terms. Except as set forth in Section 4.14 of the Disclosure Schedule, there exists no default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder by any member of the GWC Group. Except as set forth in Section 4.14 of the Disclosure Schedule, no written notice of termination or nonrenewal has been received or given under any Contract. The dollar amounts set forth in this Section 4.14 with respect to the Contracts shall not be deemed to represent any standard of "materiality" with respect to the Contracts or otherwise for any other purpose and shall have no application to any other Section of this Agreement.

                 SECTION 4.15.    RELATED TRANSACTIONS.

                                  (a)      Except as set forth in Section
4.15(a) of the Disclosure Schedule, no member of the Retained Group and no director or officer of any member of the Retained Group has any material interests, direct or indirect, in the GWC Group or in any Person which (i) is a material competitor, customer, subcontractor or supplier of any member of the GWC Group, or (ii) has an existing material relationship with, or a material interest in, any member of the GWC Group, including but not limited to lessors of real or personal property and Persons against which rights or options are exercisable by any member of the GWC Group.

                                  (b)      Except as set forth in Section
4.15(b) of the Disclosure Schedule, to the best knowledge of the Retained Group Signatories, there are no outstanding contractual obligations between any member of the GWC Group, on the one hand, and any member of the Retained Group, on the other hand.

                 SECTION 4.16. INSURANCE. Section 4.16 of the Disclosure Schedule contains an accurate and complete list of all policies of insurance presently maintained with respect to the GWC Group. All such policies are in full force and effect and no notice of cancellation or termination or non-renewal has been received with respect to any such policy and there is, and has been, no material default by any member of the GWC Group with respect to its obligations under any such policy. All insurance coverage applicable to the members of the GWC Group, the Business and the assets owned by such members has been issued by insurers of recognized responsibility. To the best knowledge of the Retained Group Signatories, such insurance coverage insures the members of the GWC Group in reasonably sufficient amounts against the risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located and, in all material respects, provides coverage as may be required by
(a) applicable laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign or any United States or Canadian federal, provincial, state or local government and any other government, department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employment documentation, terms and conditions of employment and wages and hours, and (b) any and all Contracts to which the GWC Group is a party. There are no delinquent premiums. Other than policies relating to workers' compensation referred to in Section 6.14(b), there are no provisions in such insurance policies for retroactive or retrospective premium adjustments. Since 1987, all product liability, general liability and workers' compensation insurance policies maintained with respect to the members of the GWC Group, the Business and the assets owned by such members have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of the members of the GWC Group. To the best knowledge of the Retained Group Signatories, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised the Retained Group Signatories or any member of the GWC Group in writing that it intends to reduce coverage, increase premiums or fail to renew existing policies or binders.

         To the best knowledge of the Retained Group Signatories, the reserves established in the Statements of Earnings and Financial Position for future insurance liabilities are adequate to cover expected future insurance liabilities and are consistent with historical claims experience.

                 SECTION 4.17. LABOR MATTERS. Except to the extent set forth in Section 4.17 of the Disclosure Schedule and except where it would not have a Material Adverse Effect: (a) there is no application, charge or complaint against GWCI or the Subsidiary pending before the National Labor Relations Board or against TII pending before the British Columbia Labour Relations Board or Human Rights Commission or similar boards or commissions in other Canadian jurisdictions; (b) there is no labor strike, dispute, slowdown, or stoppage pending against any member of the GWC Group; (c) no member of the GWC Group is a party to any collective bargaining agreement or contract with any labor union and, to the best knowledge of the Retained Group Signatories, no union representation question or application for certification exists respecting the employees of any member of the GWC Group;
(d) no material grievance nor any arbitration proceeding arising out of or under collective bargaining agreements has been filed or is pending against the GWC Group; (e) no event has occurred, and neither GWCI nor the Subsidiary has taken any action prior to the Closing, which would require notification to employees under the Worker Adjustment and Retraining Act of 1988 and the regulations promulgated thereunder; (f) there is no complaint or claim pending against TII in respect of the Employment Standards Act (British Columbia); and
(g) the members of the GWC Group are in compliance in all material respects with the Immigration Reform and Control Act of 1986.

                 SECTION 4.18.    EMPLOYEE BENEFIT PLANS.

                          (a)     Set forth in Section 4.18 of the Disclosure
Schedule is an accurate and complete list of each Employee Benefit Plan established, maintained, or contributed to by any member of the GWC Group or under which any Transferred Employee was covered at any time during the immediately preceding five (5) year period.

                          (b)     Except as required by Chapter 6 of Title 1 of
ERISA and any applicable state continuation or conversion laws and except as set forth in Section 4.18 of the Disclosure Schedule, no American Plan that is a "welfare plan" as defined in Section 3(1) of ERISA provides any medical or life insurance coverage to any individual for events occurring, or expenses incurred, after termination of employment.

                          (c)     Except as set forth in Section 4.18 of the
Disclosure Schedule, (i) each American Plan is in material compliance with ERISA and the Code and no member of the GWC Group nor any such American Plan is liable for any material fine, excise tax or loss of income tax deduction with respect to the operation of any such American Plan, and (ii) each Canadian Plan, as applicable, is in material compliance with PBSA and the Income Tax Act, and TII is not liable for any material fine, excise tax or loss of income tax deduction with respect to the operation of any such Canadian Plan.

                          (d)     Except as set forth in Section 4.18 of the
Disclosure Schedule, no reportable event, as defined in Section 4043 of ERISA, that will have a Material Adverse Effect has occurred with respect to any American Plan at any time during the immediately preceding five (5) year period.

                          (e)     Except as set forth in Section 4.18 of the
Disclosure Schedule, no waiver of the funding standards under ERISA or the Code has been requested or received for any such American Plan and all amounts that GWCI or the Subsidiary is required to have contributed to any such American Plan, and all amounts that TII is required to have contributed to any Canadian Plan, have been contributed within the time prescribed by applicable law.

                          (f)     Except as set forth in Section 4.18 of the
Disclosure Schedule, there are no lawsuits pending or, to the best knowledge of the Retained Group Signatories, material claims (other than routine claims for benefits) with respect to any Employee Benefit Plan of the GWC Group.

                          (g)     Except as set forth in Section 4.18 of the
Disclosure Schedule, the Retained Group Signatories have previously delivered to Buyer true and complete copies of: (i) all Employee Benefit Plans identified in Section 4.18 of the Disclosure Schedule, and (ii) to the extent applicable for each such Employee Benefit Plan, the most recent Internal Revenue Service determination letters, annual reports and accompanying schedules, actuarial reports or valuations, and Pension Benefit Guaranty Corporation Forms 1.

                          (h)     Except as set forth in Section 4.18 of the
Disclosure Schedule, neither the execution and delivery of this Agreement or any other related agreements nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Benefit Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the accrual or vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any pension plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                          (i)     Except as set forth in Section 4.18 of the
Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any employee or former employee of any member of the GWC Group that, individually or collectively, provides for the payment by the Retained Group Signatories or any member of the GWC Group of any amount (i) that is not deductible by the Retained Group Signatories or the GWC Group, respectively, under Section 162(a)(1) or 404 of the Code, whichever is applicable, (ii) for which the deduction by the payor would be disallowed under Section 162(m) of the Code, or (iii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                          (j)     No member of the GWC Group has, at any time,
withdrawn from an American Plan which is a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA (a "multi-employer plan") in a "complete withdrawal" or a "partial withdrawal" as defined in Section 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA). No member of the GWC Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA. To the best knowledge of the Retained Group Signatories, no such multi-employer plan has been terminated or is in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, to any member of the GWC Group, nor, to the best knowledge of the Retained Group Signatories, is there any reason to believe that any such multi- employer plan will be so terminated or reorganized.

                 SECTION 4.19.    LITIGATION.  Except as set forth in Section
4.19 of the Disclosure Schedule, there are no material claims, actions, suits, or proceedings pending or, to the best knowledge of the Retained Group Signatories, threatened, against the Retained Group Signatories or any member of the GWC Group relating to this Agreement, the transactions contemplated hereby, the Business, the property of any member of the GWC Group, the GWCI Shares or the TII Shares, at law or in equity or before or by any federal, state, provincial, local, or foreign court or other governmental department, commission, board, agency, instrumentality or authority, nor any arbitration proceeding relating to the same. Except as set forth in Section
4.19 of the Disclosure Schedule, no Retained Group Signatory or member of the GWC Group is subject to any judgment, order, writ, injunction or decree of any court or governmental body which will, singularly or in the aggregate, have a Material Adverse Effect.

                 SECTION 4.20.    COMPLIANCE WITH LAWS.  Except as set forth in
Section 4.20 of the Disclosure Schedule, no member of the GWC Group is in violation of, nor has it received any written notice claiming it is in violation of, any order, law, ordinance, statute, rule or regulation applicable to it or any of its assets, except such violations which, in the aggregate, will not have a Material Adverse Effect. The GWC Group has all material licenses, permits, certificates of occupancy and authorizations (governmental and otherwise) necessary to conduct the Business.

                 SECTION 4.21. ENVIRONMENTAL MATTERS. Except as set forth in Section 4.21 of the Disclosure Schedule:

                          (a)     the Facilities and the activities of the
members of the GWC Group in connection with the conduct of the Business are, and, to the best knowledge of the Retained Group Signatories, all Former Facilities were when owned, leased or operated by the GWC Group, in material compliance with all Environmental Laws. Without limiting the foregoing, (i) there is not and, to the best knowledge of the Retained Group Signatories, has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or emanating from any Facility or any Former Facility when owned, leased or operated by the GWC Group, except in material compliance with all Environmental Laws, (ii) there is not now any storage tank at any Facility and, to the best knowledge of the Retained Group Signatories, there has not been at any time in the past any storage tank at any Facility or at any Former Facility when owned, leased or operated by the GWC Group, except in material compliance with all Environmental Laws, and (iii) the GWC Group does not manufacture or distribute any product in the State of California which requires the warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65").

                          (b)     none of the Retained Group Signatories and
none of the members of the GWC Group has received written notification within the immediately preceding three (3) years from any governmental authority with respect to material violations or alleged violations relating to the Business under any Environmental Laws.

                          (c)     none of the Retained Group Signatories and
none of the members of the GWC Group (i) has received written notification within the immediately preceding three (3) years from the United States Environmental Protection Agency that a member of the GWC Group is a Potentially Responsible Party under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") for "removal" or "remedial" action at a location in respect of a Hazardous Substance, (ii) has received written notification that it is liable for contribution for costs incurred by another Person in taking "removal" or "remedial" action under CERCLA, or (iii) has received an order from any competent government authority that it is required to remediate any currently existing soil or groundwater contamination at any properties owned or used by the GWC Group.

                          (d)     copies of the written reports of all
environmental audits or assessments which have been conducted at any Facility or Former Facility within the past five (5) years by any environmental consultant or engineer engaged by the Retained Group Signatories or any member of the GWC Group for such purpose, or by any environmental consultant, engineer or government agency if such report is in the possession of the Retained Group Signatories or any member of the GWC Group, have been delivered or made available to Buyer, and a list of all such reports, audits and assessments is included in Section 4.21 of the Disclosure Schedule; and

                          (e)     none of the members of the GWC Group is a
party, whether as a direct signatory or as successor or assign or otherwise bound, to any written lease or other written contract (excluding the leases, contracts and insurance policies disclosed in any of Section 4.12, 4.14 or 4.16 of the Disclosure Schedule, and excluding contracts executed in the ordinary course of business) under which such member is obligated by or entitled to the benefits of any representation, warranty, indemnification, covenant or restriction concerning Environmental Conditions.

                 SECTION 4.22. BOOKS AND RECORDS. The books, accounts and records of the GWC Group have been maintained in accordance with good business practice and, except as set forth in Section 4.22 of the Disclosure Schedule, the GWC Group has copies of all such books, accounts and records in its possession or control at the Facilities.

                 SECTION 4.23. DISCLOSURES. None of the representations or warranties by the Retained Group Signatories herein or in the Disclosure Schedule, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF BUYER
                             AND AMALGAMATION SUB

         Buyer and Amalgamation Sub, jointly and severally, hereby represent and warrant to the Retained Group Signatories and TII as follows:

                 SECTION 5.1. CORPORATE ORGANIZATION. Tricor is a corporation duly organized, validly existing and in good standing under the laws of British Columbia and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. TII Holdings is a corporation duly organized, validly existing and in good standing under the laws of British Columbia and has full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. GWC Holdings is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. Amalgamation Sub is a corporation duly organized, validly existing and in good standing under the laws of Canada and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted.

                 SECTION 5.2. AUTHORITY. Each of Buyer and Amalgamation Sub has all requisite corporate right, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by each of Buyer and Amalgamation Sub have been duly and validly authorized and approved by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and Amalgamation Sub and, assuming this Agreement has been duly authorized, executed and delivered by the Retained Group Signatories and TII, constitutes the legal, valid and binding obligation of Buyer and Amalgamation Sub, enforceable against each of them in accordance with its terms.

                 SECTION 5.3.     CONSENTS AND APPROVALS; NO VIOLATIONS.
Except as set forth in Section 5.3 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Buyer and Amalgamation Sub will not (with or without the giving of notice or the passage of time, or both), (i) violate any applicable provision of law or any rule or regulation of any administrative agency or governmental authority applicable to Buyer or Amalgamation Sub, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to Buyer or Amalgamation Sub, (ii) violate the Certificate of Incorporation, Memorandum, Bylaws or Articles of Tricor, TII Holdings or Amalgamation Sub or the Certificate of Incorporation or Bylaws of GWC Holdings, (iii) require any consent under or constitute a default under any material agreement, indenture, mortgage, deed of trust, lease, license, or other instrument to which Buyer or Amalgamation Sub is a party or by which either is bound, or any material license, permit or certificate held by Buyer or Amalgamation Sub, or (iv) require any material consent or approval by, notice to or registration with any governmental authority other than the filing of the Articles of Amalgamation, the appropriate filings, if any, pursuant to the HSR Act, the Competition Act and the Investment Canada Act, respectively, and the expiration of the applicable waiting period thereunder.

                 SECTION 5.4. LITIGATION. Neither Buyer nor Amalgamation Sub is engaged in, nor is there pending or, to the best knowledge of Buyer threatened, any action, dispute, claim, litigation, arbitration, investigation or other proceeding at law or in equity or before any governmental or other administrative agency which could materially and adversely affect the ability of Buyer or Amalgamation Sub to perform any of its payment or other obligations hereunder or the transactions contemplated by this Agreement.

                 SECTION 5.5. INVESTMENT INTENT. Buyer is purchasing the GWCI Shares for its own account for investment and not with a view to, or for resale in connection with, the distribution thereof, nor with any present intention of distributing or selling any such GWCI Shares. Buyer agrees that the GWCI Shares may not be sold, transferred, or offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and/or any applicable state or provincial securities laws, except pursuant to an exemption from such registration under the Securities Act of 1933, as amended, and any applicable state or provincial securities laws.

                 SECTION 5.6. BUYER'S INVESTIGATION. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as GWCI, the Subsidiary and TII. Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to this Agreement and Buyer acknowledges that the Retained Group Signatories and the GWC Group have allowed Buyer such access as has been reasonably requested by Buyer to the personnel, properties, premises and records of the GWC Group for this purpose. To the extent expressly permitted hereafter under this Agreement, Buyer will undertake such further investigation as it deems necessary. Buyer and Amalgamation Sub acknowledge that in entering into this Agreement, in acquiring the GWCI Shares, in consummating the Amalgamation and in consummating the other transactions contemplated herein, Buyer and Amalgamation Sub have relied solely upon their own investigation analysis and, to the extent expressly permitted by this Agreement, the representations and warranties contained in this Agreement, and that none of the GWC Group and the Retained Group (and any of their respective agents, officers, directors, employees, affiliates or representatives) has made any representation or warranty as to the Retained Group Signatories, the GWC Group, the GWCI Shares, the TII Shares, the Amalgamation, this Agreement or the Business, except as expressly set forth in this Agreement, and each of Buyer and Amalgamation Sub agrees, to the fullest extent permitted by law, that, except as expressly provided for herein or pursuant to the express provisions hereof, none of the GWC Group and the Retained Group (and any of their respective agents, officers, directors, employees, affiliates or representatives) shall have any liability to Buyer or Amalgamation Sub (or any of their respective agents, officers, directors, employees, affiliates or representatives) on any basis based upon any information made available or statements made to Buyer or Amalgamation Sub (or any of their respective agents, officers, directors, employees, affiliates or representatives).

                 SECTION 5.7. ABILITY TO PERFORM. Except for the loan(s) contemplated by the Commitment Letter to be funded at Closing, Buyer currently has available to Buyer sufficient funding to enable Buyer to consummate the purchase of the GWCI Shares from GSTOC, to consummate the Amalgamation, to capitalize the Amalgamation Sub with funds in an amount not less than the aggregate Amalgamation Consideration and otherwise to perform all of Buyer's and Amalgamation Sub's obligations under this Agreement.

                                  ARTICLE VI

                       FURTHER COVENANTS AND AGREEMENTS

                 SECTION 6.1. COVENANTS OF THE RETAINED GROUP SIGNATORIES PENDING THE CLOSING. The Retained Group Signatories covenant and agree that, pending the Closing and prior to the termination of this Agreement, and except as otherwise agreed to in writing by Buyer, the Retained Group Signatories shall, or as appropriate shall cause each member of the GWC Group to:

                          (a)     conduct the Business solely in the ordinary
course and consistent with the past practices of the GWC Group;

                          (b)     not take or intentionally omit to take any
action which would result in a breach of any of the representations and warranties of the Retained Group Signatories hereunder in any material respect;

                          (c)     continue to maintain and service the physical
assets used by the GWC Group in the conduct of the Business consistently with its past practices and continue to insure the Business in accordance with the insurance policies identified in Section 4.16 of the Disclosure Schedule;

                          (d)     promptly disclose to Buyer any information
relating to the representations and warranties of the Retained Group Signatories hereunder which, because of an event occurring after the date hereof, is incomplete or is no longer correct in any material respect;

                          (e)     use its reasonable efforts to cause all of
the conditions to the obligations of Buyer and Amalgamation Sub under Article VIII hereof to be satisfied on or prior to the Closing Date and to obtain, prior to the Closing, all consents of all third parties and governmental authorities necessary for the consummation by the Retained Group Signatories and TII of the transactions contemplated hereby. Subject to Section 8.1(ix) hereof, all such consents will be in writing and executed counterparts will be delivered to Buyer at or prior to the Closing;

                          (f)     cooperate in efforts to cause the condition
set out in Section 9.8 to be satisfied on or prior to the Closing;

                          (g)     cooperate with Buyer in Buyer's making
reasonable arrangements to obtain licenses, permits and certificates required to conduct the Business or own Amalco and the GWCI Shares at Closing; and

                          (h)     provide Buyer's officers, employees, counsel,
accountants and other representatives with reasonable access to, during normal business hours, all of the books and records of the Retained Group Signatories and the members of the GWC Group relating to the GWC Group, make available to representatives of Buyer members of senior management of the GWC Group for reasonable periods of time to answer inquiries of such representatives with respect to Buyer's investigation of the GWC Group and permit such representatives of Buyer to consult with the officers, accountants and counsel of the Retained Group Signatories and the members of the GWC Group; provided that no such activities unreasonably interfere with normal operation of the Business.

                 SECTION 6.2. COVENANTS OF BUYER PENDING THE CLOSING. Buyer covenants and agrees that, pending the Closing and prior to the termination of this Agreement, and except as otherwise agreed to in writing by the Retained Group Signatories, Buyer shall:

                          (a)     not take or intentionally omit to take any
action which would result in a breach of any of Buyer's or Amalgamation Sub's representations and warranties hereunder in any material respect;

                          (b)     have available, as of the Closing Date,
sufficient funding to enable Buyer to consummate the purchase of the GWCI Shares from GSTOC, to capitalize the Amalgamation Sub with funds in an amount not less than the aggregate Amalgamation Consideration in order to consummate the Amalgamation and otherwise to perform all of Buyer's and Amalgamation Sub's obligations under this Agreement;

                          (c)     use its reasonable efforts to cause all of
the conditions to the obligations of the Retained Group Signatories and TII under Article IX hereof to be satisfied on or prior to the Closing Date and to obtain, prior to the Closing, all consents of all third parties and governmental authorities necessary for the consummation by Buyer and Amalgamation Sub of the transactions contemplated hereby. All such consents will be in writing and executed counterparts thereof will be delivered to the Retained Group Signatories at or prior to the Closing; and

                          (d)     promptly disclose to the Retained Group
Signatories any information relating to Buyer's or Amalgamation Sub's representations and warranties hereunder which, because of an event occurring after the date hereof, is incomplete or is no longer correct in any material respect.

                 SECTION 6.3. FILINGS. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

                 SECTION 6.4.     EFFECTIVE TIME OF CLOSING.

                          (a)     The Closing shall be effective for all
purposes as of the Effective Time; provided that the parties acknowledge and agree that provisions of this Agreement have been drafted such that, on an economic basis, it shall be as if the Closing had been effective as of the first moment on May 1, 1997 rather than the Effective Time.

                          (b)     The parties will need to prepare and file
certain tax returns for periods through the moment prior to the Effective Time. Consequently, the GWC Group shall close its books as of the moment before the Effective Time to facilitate the preparation of accurate tax returns by the parties to this Agreement and the preparation of an opening balance sheet of the GWC Group as of the Effective Time.

                 SECTION 6.5. ANNOUNCEMENTS. Except as expressly contemplated by this Agreement, the parties will mutually agree as to the time, form and content before issuing any press releases or otherwise making any public statements or statements to third parties with respect to transactions contemplated hereby and shall not issue any press release or, except as necessary to perform their respective obligations hereunder, discuss the transactions contemplated hereby with any third party prior to reaching mutual agreement with respect thereto, except as may be required by law. Notwithstanding the foregoing, in the event prior to the Closing any party hereto or any Affiliate of such party is required by law, the Securities Exchange Commission or the rules of any stock exchange on which such party's securities are traded to make a statement with respect to the transactions contemplated herein, such party shall notify in writing the other party hereto as to the time, form and content of such statement.

                 SECTION 6.6. COSTS AND EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own costs and expenses (including broker's or finder's fees, legal fees, consultant fees and expenses) incurred in connection with due diligence reviews, the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered hereunder, and all other matters relating to the transactions contemplated hereby. The Retained Group Signatories acknowledge that all amounts due J.P. Morgan Securities, Inc. as a result of the consummation of the transactions contemplated by this Agreement pursuant to the letter agreement dated August 8, 1996 between GSI and J.P. Morgan will be paid by GSI and shall not be the responsibility of the GWC Group or Buyer. No amount will be due J.P. Morgan Securities, Inc. from any of the GWC Group or Buyer as a result of the sale of the GWCI Shares or the Amalgamation as contemplated by this Agreement. All transfer and intangible taxes, if any, in connection with the sale and delivery of the GWCI Shares and the Amalgamation and the conversion of the TII Shares and the Amalgamation Sub Shares hereunder shall be paid by Buyer.


                 SECTION 6.7. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and give effect to the transactions contemplated hereby.

                 SECTION 6.8.     COOPERATION AND PRESERVATION OF RECORDS.

                          (a)     The parties covenant that they will cooperate
with each other after the Closing to provide each other with reasonable information relating to the Business. From and after the Closing Date, all books, records and documents, if any, which were not indirectly acquired by Buyer as a result of the consummation of the transactions contemplated by this Agreement and which directly relate to the Business shall be available during regular business hours, upon reasonable notice, to the officers, attorneys, accountants and other authorized representatives of Buyer and the GWC Group. The Retained Group Signatories shall, for a period of seven (7) years from and after the Closing Date, maintain and preserve all such books, records and documents and, during such seven (7) year period, Buyer may copy, at Buyer's expense, any such books, records and documents. The Retained Group Signatories acknowledge and agree that the books and records of the Retained Group Signatories and the GWC Group relating to the Transferred Employees shall be acquired by Buyer pursuant to this Agreement; provided, that Buyer acknowledges and agrees that the Retained Group Signatories, at their expense may make and retain a copy of such books and records relating to such employees on the above terms.

                          (b)     From and after the Closing Date, all books,
records and documents of the GWC Group which directly relate to the Business up to the Closing shall be available during regular business hours, upon reasonable notice, to the officers, attorneys, accountants and other authorized representatives of the Retained Group Signatories. Subject to the following, Buyer shall for a period of at least seven (7) years from and after the Closing Date, cause the GWC Group to maintain and preserve all such books, records and documents. If upon or prior to the end of such seven (7) years the GWC Group desires to dispose of any such records, Buyer shall give the Retained Group Signatories not less than sixty (60) days' prior written notice specifying the categories desired to be destroyed and shall give the Retained Group Signatories reasonable access to inspect such records, and the Retained Group Signatories shall have the right to remove, at the expense of the Retained Group Signatories, any records covered by such notice it may desire to retain. Any records not removed within one hundred twenty (120) days after the date of the mailing of the notice to the Retained Group Signatories by Buyer may be disposed of, without further obligation to the Retained Group Signatories under this subparagraph (b).

                          (c)     In the event any of the Retained Group
Signatories is required to defend any action, suit or proceeding arising out of a claim pertaining to the Business which involves actions or events occurring prior to the Closing Date, Buyer shall provide assistance and cooperation to the Retained Group Signatories, including witnesses and documentary or other evidence, as may reasonably be requested by the Retained Group Signatories in connection with its defense. Except as may be otherwise provided in Article X, the Retained Group Signatories shall reimburse Buyer for its reasonable out-of-pocket expenses (including attorneys' fees and expenses) incurred in providing such assistance and cooperation.

                          (d)     In the event Buyer or the GWC Group commences
or is required to defend against any investigation, action, suit or proceeding arising out of a claim pertaining to the Business, including any investigation, action, suit or proceeding relating to Taxes, the Retained Group Signatories shall provide assistance and cooperation to Buyer, including witnesses and documentary or other evidence, as may reasonably be requested by Buyer in connection with such action or defense. Except as may be otherwise provided in
Article X, Buyer shall reimburse the Retained Group Signatories for the reasonable out-of-pocket expenses of the Retained Group Signatories (including attorneys' fees and expenses) incurred in providing such assistance.

                          (e)     For such periods as may be stipulated by
applicable law, and in any event until the final adjudication or settlement of any dispute or investigation involving Taxes arising out the Business or the operations or affairs of the GWC Group prior to the Effective Time, Buyer will cause the GWC Group to maintain all tax books and records of the GWC Group relating to the Business or to the operations and affairs of the GWC Group before the Closing on a basis consistent with past practice, but in any event until final closing or remedy is reached with respect to any such tax year.

                          (f)     For such periods as may be stipulated by
applicable law, and in any event until the final adjudication or settlement of any dispute or investigation involving Taxes arising out the Business or the operations or affairs of the GWC Group prior to the Effective Time, the Retained Group Signatories will maintain all tax books and records relating to the Business or to the operations and affairs of the GWC Group before the Closing on a basis consistent with past practice, but in any event until final closing or remedy is reached with respect to any such tax year.

                          (g)     Without the prior written consent of the
Retained Group Signatories which shall not be unreasonably withheld, Buyer shall cause each member of the GWC Group to refrain from amending any federal tax return of GWCI or TII covering any period or periods ending prior to the Effective Time, or settling any examination, administrative appeal or judicial action with respect to any such return. It shall not be unreasonable for the Retained Group Signatories to refuse to consent to any action which is reasonably likely to adversely affect the Retained Group Signatories in connection with their indemnification obligations under subparagraph (a)(ii) or
(a)(iii) of Section 10.1 hereof. The Retained Group Signatories acknowledge that it will be unreasonable to withhold their consent to any amendment which could not adversely affect (i) any United States federal tax return of Georgetown Industries, Inc. or any member of the Retained Group, or (ii) the deductibility of any management fees paid to any member of the Retained Group. In the event GWCI or TII shall receive any notice of examination, proposed deficiency, statutory notice of deficiency or other communication from the Internal Revenue Service or Revenue Canada with respect to any federal income tax liability or return of GWCI or TII for any period prior to the Effective Time, Buyer shall cause such communication to be immediately forwarded to the Retained Group Signatories and shall cause each member of the GWC Group to cooperate with GSI in permitting GSI to control the response to and defense of any matter reflected on such communication that could affect the federal consolidated income tax return or tax liability of GSI or Georgetown Industries, Inc.

                 SECTION 6.9.     LIMITATION OF LIABILITIES.

                          (a)     From and after the Closing Date, except as
expressly provided for in this Agreement, no member of the Retained Group shall have any obligation or liability whatsoever relating to the Business or the assets of any member of the GWC Group as the same exist at the Closing Date or arise thereafter, including, without limitation, obligations or liabilities for any deductibles with respect to any insurance policies (including, without limitation, any arrangement between any member of the GWC Group, on the one hand, and any member of the Retained Group, on the other hand, with respect to self-insurance) and obligations or liabilities under any guaranties by any member of the Retained Group of any obligations or liabilities of the GWC Group. From and after the Closing Date, Buyer shall indemnify and hold the Retained Group harmless from all such obligations and liabilities (including the cost of defense thereof and reasonable attorneys' fees and expenses incurred in litigation or otherwise) that are alleged against or might otherwise be imposed on any member of the Retained Group. Buyer shall cooperate with the Retained Group, both before and after the Closing Date, by taking, and after Closing, causing the GWC Group to take, all actions which the Retained Group Signatories shall reasonably request to effect the termination, contingent upon Closing occurring, of any such Retained Group guaranty, obligation or liability and, both before and after the

Closing, Buyer shall use its reasonable best efforts to provide a substitute guaranty or other arrangement to release the Retained Group from any liability or obligation under any such guaranty, obligation or liability. To the best knowledge of the Retained Group Signatories, Section 9.8 of the Disclosure
Schedule includes a complete list of all guaranties or other agreements binding upon members of the Retained Group in respect of obligations of the GWC Group. In addition, on or prior to the Closing, Buyer will obtain, or will cause the GWC Group to obtain, one or more insurance policies or other arrangements covering substantially all liabilities and obligations of the GWC Group which are currently insured pursuant to insurance policies or arrangements provided or paid for by any member of the Retained Group. At Closing, Buyer shall provide to the Retained Group Signatories Certificates of Insurance evidencing that substitute coverage has been obtained. The parties agree that the GWC Group will be removed from the insurance policies maintained or provided by the Retained Group as of the Closing Date. The elimination of the GWC Group from coverage maintained or provided by the Retained Group shall be without prejudice to the indemnification and reimbursement obligations of the GWC Group.

                 (b) From and after the Closing Date, except as expressly provided for in this Agreement, no member of the GWC Group shall have any obligation or liability whatsoever relating to the business or assets of any member of the Retained Group as the same exist at the Closing Date or arise thereafter. From and after the Closing Date, the Retained Group Signatories shall indemnify and hold Buyer and the GWC Group harmless from all such obligations or liabilities (including the cost of defense thereof and reasonable attorneys' fees and expenses incurred in litigation otherwise) that are alleged against or might otherwise be imposed on any member of the GWC Group. The Retained Group Signatories shall cooperate with Buyer and the members of the GWC Group, both before and after the Closing, by taking all actions which Buyer or members of the GWC Group shall reasonably request to effect the termination, contingent upon Closing, of any such GWC Group obligation or liability and, after the Closing, the Retained Group Signatories shall use their reasonable best efforts to provide a guaranty or other arrangement to release the GWC Group from any such obligation or liability.

                 SECTION 6.10.    EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

                          (a)     General Employment, Medical Plans, Unions.

                                  (1)      Service Credit.  Buyer agrees that
Transferred Employees' service with any member of the GWC Group, any member of the Retained Group or any predecessor of any member of the GWC Group or the Retained Group shall be credited in determining eligibility and vesting (but not benefit accrual other than with respect to the current year of Closing) under any employee benefit plans, programs, policies or arrangements covering such Transferred Employees established, continued, or otherwise sponsored by GWCI or TII or by Buyer or any of its Affiliates after the Closing Date to the extent that such service was credited by the Retained Group Signatories under the plan of the same type immediately prior to the Closing Date.

                                  (2)      Non-Transferred and Retained Plans;
Medical Plans, COBRA. As of the Closing Date, the Transferred Employees and former employees of the GWC Group (and eligible spouses and dependents) shall no longer participate in any Employee Benefit

Plan which is sponsored by GSI for employees other than those of the GWC Group (the "Non-Transferred Plans", which shall be indicated as such on Section 6.10 of the Disclosure Schedule). On and after the Closing Date, the GWC Group shall remain and be responsible and liable for the GWC Group Insurance Plan and all other Employee Benefit Plans reflected in Section 4.18 of the Disclosure Schedule covering only Transferred Employees (the "Retained Plans"). With respect to any Transferred Employees (and their eligible spouses and dependents) who were covered by a medical plan that is a Non- Transferred Plan, unless the employee agrees otherwise the GWC Group shall provide comparable continuing coverage under the Retained Plans or under such other plan or arrangement to be established by the GWC Group (other than the GSI Group Medical Plan) on a no loss/no gain basis (without any waiting periods or evidence of insurability, and without the imposition of any pre-existing condition clauses, except to the extent applicable under the Employee Benefit Plans immediately prior to the Closing Date and shall count claims arising prior to the Closing Date for purposes of calculating deductibles, out-of-pocket maximums, benefit maximums, and similar limitations for the year in which the Closing Date occurs). The GWC Group Medical Plan shall provide continuation coverage as applicable and mandated by Sections 601-609 of ERISA or Section 4980B of the Code to any Transferred Employees or former GWC Group employees (and their eligible spouses and dependents), other than former employees (and their eligible spouses and dependents) whose last employment was with the Retained Group.

                                  (3)      Medical Claims.  The GSI Group
Medical Plan will process and pay medical claims for Transferred Employees covered under that plan (and eligible spouses and dependents) in the normal course with respect to any and all claims incurred (whether or not reported) prior to the Closing Date. On and after the Closing Date, the GWC Group Medical Plan shall be liable for any claims of such Transferred Employees and former employees (and eligible spouses and dependents) of the GWC Group for the reimbursement of medical, hospital or dental expenses reimbursable under the GWC Group Medical Plan with respect to claims which are incurred after the Closing Date.

               (b)     Employee Pension and Profit Sharing Plans.

                                  (1)      GSI Pension and Savings Plans.
Transferred Employees who are participants in the GS Industries, Inc. Employees' Pension Plan and the GS Industries, Inc. Savings Plan shall be treated as separating from service on the Closing Date for all purposes under those plans and any benefits shall be maintained in those plans until such time as distributions can be made in accordance with the plans and relevant law, including any provisions permitting distributions upon sale of assets or a subsidiary under Code Section 401(k)(10) and the regulations thereunder. Effective as of the Effective Date, all members of the GWC Group shall cease to be participating employers under such plans and GSI shall be responsible to take all actions necessary (with the cooperation of the GWC Group) to terminate such participation, including timely adoption of such amendments and notification of affected participants as may be required under the Code or ERISA. GSI shall remain liable as plan sponsor and administrator under such plans to administer the plans in accordance with their terms and applicable law for the benefit of the Transferred Employees and their beneficiaries. As soon as practicable after Closing, and no later than five (5) Business Days following Closing, Buyer shall cause the GWC Group to provide appropriate participant disclosure regarding changes in benefit plans for the Transferred Employees.

                                  (2)      All Other Pension Plans.  On and
after the Closing Date, the GWC Group shall remain and be responsible and liable for the Tree Island Industries Ltd. Pension Plan for Salaried Employees and the Tree Island Industries Ltd. Pension Plan for Bargaining Unit Employees and all other pension plans listed on Section 4.18 of the Disclosure Schedule only covering employees and former employees of the GWC Group. As applicable, Buyer agrees to comply with all relevant provisions of ERISA and PBSA.

                          (c)     Nonqualified Plans.  Buyer agrees that as of
the Closing Date and thereafter, the GWC Group shall continue to have responsibility for (and future liability with respect to) the nonqualified retirement plans, welfare plans, severance agreements and other benefit arrangements listed in Section 4.18 of the Disclosure Schedule ("Nonqualified Plans") other than the GWC Group Retention Plan, with respect to any Transferred Employee. Buyer further agrees that no member of the Retained Group shall have any responsibility or liability with respect to the Nonqualified Plans (other than the GWC Group Retention Plan) regarding any Transferred Employee.

                          (d)     GWC Group Retention Plan.  On the Closing
Date, the Retained Group Signatories will pay all amounts payable under the GWC Group Retention Plan and Buyer and the GWC Group shall have no obligation in respect thereof.

                          (e)     SERP Benefit. Buyer agrees to assume the
responsibility for and the liability in respect of the benefit accrued as of the Closing Date under the SERP for Theodore Leja. In connection therewith, unless otherwise agreed to by Mr. Leja, Buyer and the GWC Group shall give Mr. Leja credit for service rendered to the GWC Group both prior to and after the Closing Date through September 1, 1997 for purposes of determining the extent of Mr. Leja's vested interest in such accrued benefit as provided under the terms of the SERP. Unless otherwise agreed to by Mr. Leja and Buyer, payment of such benefit shall be made by Buyer or the GWC Group at the time and in the manner provided under the SERP.

                          (f)     Cooperation and Temporary Support.  The
Retained Group Signatories will cooperate with Buyer to transfer employee records as may be necessary to implement this Agreement. Buyer agrees to maintain such records in confidence as required by applicable law.

                          (g)     Union Agreements and Benefits.  Buyer agrees
that as of the Closing Date and thereafter the GWC Group shall continue to maintain the terms and conditions of employment (including without limitation the establishment of, maintenance of and/or contributions to all the benefit plans and arrangements set forth in Section 4.18 of the Disclosure Schedule) provided for in the union contracts listed in Section 4.17 of the Disclosure Schedule. The GWC Group's obligations under this Section shall include without limitation contributions to the multiemployer plans (as defined in Section 4001(a)(3) of ERISA) for substantially the same number of contribution units listed in Section 4.18 of the Disclosure Schedule.

                          (h)     No Claims Based on Agreement.  No Person
(other than parties to this Agreement and members of the Retained Group), including without limitation Transferred Employees, former employees of the GWC Group, and their spouses and beneficiaries, shall be entitled to assert any claim based on any of the provisions of this Section against any party to this Agreement (or any of their Affiliates).

                 SECTION 6.11. DISTRIBUTIONS IN THE ORDINARY COURSE. Notwithstanding any other provision of this Agreement to the contrary, prior to the Cut-off, any member of the GWC Group shall be entitled to declare and pay dividends and make other distributions (including, without limitation, distributions of cash) to its respective parent corporation, in the ordinary course of the business of the GSI Group, consistent with past practice.

                 SECTION 6.12. TERMINATION OF TAX SHARING AGREEMENT. On or prior to the Closing Date, the Retained Group Signatories shall cause that certain Tax Sharing Agreement dated October 5, 1995 among members of the GWC Group and members of the Retained Group to be terminated such that, with respect to all periods beginning at or after the Effective Time, such Tax Sharing Agreement shall not be binding on or enforceable against the GWC Group; provided that such Tax Sharing Agreement shall continue to be applicable in accordance with its terms with respect to periods ending before the Effective Time and, with respect to the Retained Group, may continue to be applicable thereafter.

                 SECTION 6.13. RELEASE OF LIENS AND OBLIGATIONS. The GWCI Shares and the Subsidiary Shares currently are pledged to secure repayment of the indebtedness evidenced by the GE Capital US Loan. In addition, the indebtedness evidenced by the GE Capital US Loan is secured by liens on certain assets of GWCI and the Subsidiary. Sixty-five percent (65%) of each of the TII Common Shares and TII Preferred Shares currently are pledged to secure repayment of the indebtedness evidenced by the GE Capital US Loan. Repayment of the GE Capital Canada Loan is secured by liens on certain assets of TII. On or prior to the Closing Date, the Retained Group Signatories shall obtain valid releases of such GWCI Shares, Subsidiary Shares and TII Shares from all encumbrances and pledges relating to the GE Capital US Loan. In addition, on or before the Closing Date, the Retained Group Signatories shall obtain valid releases of the assets of the GWC Group from all liens and encumbrances relating to the GE Capital US Loan and the GE Capital Canada Loan, respectively; provided, however, that, with respect to the releases of liens on assets, Buyer acknowledges that the Retained Group Signatories shall have fulfilled their obligations under this Section 6.13 as long as the Retained Group Signatories deliver to Buyer at the Closing all documents in recordable form necessary to accomplish such valid releases upon the recording thereof in the appropriate office(s) and pays the costs of such recording. On or prior to the Closing Date, the Retained Group Signatories shall obtain valid releases of the members of the GWC Group, as applicable, from all obligations (including without limitation principal and interest) relating to the GE Capital US Loan and the GE Capital Canada Loan, respectively, in a manner which does not result in forgiveness of debt or in the creation of an obligation of the GWC Group to the Retained Group. The Retained Group Signatories stipulate and agree that, other than indebtedness under the Intercompany Notes, the books of the GWC Group shall not, as of the Cut-off or the moment before the Effective Time or at any time in between, reflect any amounts in respect of the GE Capital US Loan as a current or long term liability of the GWC Group. In addition, all other indebtedness of any member of the GWC Group for borrowed money and any indebtedness of any such member under any capital lease shall be repaid in full prior to the Effective Time.

                 SECTION 6.14. CERTAIN REIMBURSEMENTS. The parties hereto agree as follows:

                          (a)     Reimbursement of Post-Closing Audits and
Deductibles. The Retained Group Signatories have represented that the general liability, umbrella and excess umbrella liability policies identified as such in Section 4.16 of the Disclosure Schedule (the "General Liability Policies") are all occurrence based policies. As such, the aggregate amount of the incurred losses that are attributable to the Business and covered by the General Liability Policies will not be known for an indefinite period of time following the Closing. The Retained Group shall provide all reasonable documentation with respect thereto as reasonably required by the GWC Group. Certain of the General Liability Policies provide for deductibles or self insured retentions with respect to insured claims relating to the Business. Buyer hereby agrees to cause the GWC Group to immediately reimburse the Retained Group, upon the provision of reasonable documentation with respect thereto, for all deductible or self insured retention amounts made by or charged to the Retained Group following the Closing with respect to any insured losses arising, directly or indirectly, from the Business, whether arising under the General Liability Policies or from any former general liability, umbrella or excess liability policy maintained by the Retained Group for the benefit of the GWC Group prior to the Closing, regardless of when the relevant insured loss occurred.

                          (b)     Reimbursement of Retrospective Premium
Adjustments. The parties hereby acknowledge that prior to the date hereof the Retained Group has maintained worker's compensation insurance policies which have named Advanced Wire Technology, K-Lath, Tree Island Steel, Inc., Georgetown Wire Company, Inc. and Tree Island Fastener Division as covered insureds or which coverages apply to the employees and operations of members of the GWC Group and which policies cover, may cover or may incur outstanding claims under the respective insurance policies in effect at the time of the loss giving rise to the claim by members of the GWC Group. The worker's compensation policies maintained by the Retained Group which have covered the employees and operations of members of the GWC Group (the "Worker's Compensation Policies") have premiums which are retroactively adjusted by the relevant insurance providers based upon the aggregate loss experience actually incurred with respect to claims covered by each particular policy (which aggregate loss experience may not be known for an indefinite period of time beyond the policy's term). Buyer hereby agrees to cause the GWC Group to reimburse the Retained Group immediately upon the provision of reasonable documentation with respect thereto for all deductible/retrospective payments made by or charged to the Retained Group following the Closing with respect to all claims insured under the Worker's Compensation Policies which relate to the employees and operations of the GWC Group. The obligation of the GWC Group to reimburse the Retained Group for deductible/retrospective payments and retroactive increases in premiums on Worker's Compensation Policies shall continue for so long as any insurance providers continue to make such calculations or require such payments. The allocation of premiums on Worker's Compensation Policies to the GWC Group made by the Retained Group acting reasonably at the time of premium assessment shall be used as the basis against which any increase due to a deductible/retrospective premium adjustment shall be measured.

         SECTION 6.15.    RETAINED GROUP SIGNATORIES RESTRICTIVE COVENANTS.

                          (a)     In order to protect the value of the GWC
Group and the Business, the Retained Group Signatories agree for two (2) years from the Closing Date, not to directly or indirectly sell or distribute products directly competitive with the products currently sold by the GWC Group or to engage in any business directly competitive with the Business in the Restricted Territory. Notwithstanding the foregoing, this restriction and covenant shall not apply to Florida Wire and Cable, Inc. or any of its subsidiaries.

                          (b)     None of Retained Group Signatories shall,
directly or indirectly, hire or offer employment to or seek to hire or offer employment to Ted Leja, Gary Flesher, Frank Hoang, Bill Rump, Mike Huhndorf, Gerry Gregoire, Matt Guenther, Bill McAvoy or Steve Ogden for a period of two
(2) years after the Closing Date, unless Buyer first terminates the employment of such employee or gives its written consent to such employment or offer of employment. The Retained Group Signatories shall not, directly or indirectly, solicit the employment of any Transferred Employee, while such individual remains an employee of any of the members of the GWC Group, for a period of two
(2) years after the Closing Date; provided that general solicitations for non-managerial positions shall not be construed to violate this covenant.

                          (c)     The Retained Group Signatories agree that,
without the prior written consent of Buyer, they will not, directly or indirectly, at any time after the Effective Time use the name "Tree Island", "K-Lath", "Advanced Wire Technology," "AWT" or any similar name in connection with their business.

                          (d)     The Retained Group Signatories agree that any
breach of paragraphs (a), (b) or (c) above may result in irreparable damage to Buyer for which Buyer may have no adequate remedy at law, and, therefore if such breach should occur, the Retained Group Signatories consent to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Buyer enjoining any such breach, without prejudice to any other right or remedy to which Buyer shall be entitled. In the event any portion of this Section 6.15 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. In the event the Retained Group Signatories breach any of the provisions of this Section 6.15, Buyer shall be entitled to recover all reasonable costs of enforcement, including reasonable attorneys' fees.

         SECTION 6.16     DISCHARGE OF INTERCOMPANY OBLIGATIONS.   As of the
Effective Time, the Retained Group Signatories shall cause all obligations (including, without limitation, principal and interest) of the GWC Group relating to the Intercompany Notes to be fully discharged (in a manner that does not result in forgiveness of debt) and canceled. In addition, prior to the Effective Time, any intercompany amounts which are properly characterized in accordance with GAAP as long term assets or long term liabilities shall be paid in full or otherwise discharged.

         SECTION 6.17 PAYMENT OF ADDITIONAL PAYMENT AMOUNT. On the Closing Date and effective immediately after Closing, Buyer shall cause Amalco to pay the Additional Payment Amount by wire transfer in immediately available funds in accordance with Seller's written wire instructions.

         SECTION 6.18     NO SOLICITATION.   Without the prior written consent
of Buyer, from the date hereof through the Closing or the earlier termination of this Agreement, the Retained Group Signatories shall ensure that none of the Retained Group Signatories or any of their respective officers, directors, stockholders, attorneys, agents, investment bankers, accountants, or other representatives, enter into, solicit, initiate or continue any discussions or negotiations with any Person other than Buyer and its representatives, concerning any sale of all or substantially all of the assets of the members of the GWC Group or the Business, or of the shares of capital stock of the members of the GWC Group, or any merger, consolidation, liquidation, dissolution or similar transaction involving the members of the GWC Group.

         SECTION 6.19     BUYER RESTRICTIVE COVENANTS.

                          (a)     Buyer agrees that, without the prior written
consent of the Retained Group Signatories, Buyer will not, directly or indirectly, at any time after the date which is ten (10) months after the Closing Date, use the name "Georgetown", "Georgetown Wire" or any similar name in connection with the business of Buyer or the GWC Group and within the ten
(10) month period immediately following the Closing shall take all appropriate actions to change the legal corporate name of GWCI to a name that does not include the word "Georgetown" and to file with the states of California, Oregon and Washington, respectively, a Certificate of Amended Corporate Name.

                          (b)     Buyer agrees that any breach of paragraph (a)
above may result in irreparable damage to the Retained Group Signatories for which the Retained Group Signatories may have no adequate remedy at law, and, therefore if such breach should occur, Buyer consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of the Retained Group Signatories enjoining any such breach, without prejudice to any other right or remedy to which the Retained Group Signatories shall be entitled. In the event any portion of this
Section 6.19 shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being extended over too great a range of activities, it shall be interpreted to extend only over the maximum range of activities as to which it may be enforceable. In the event Buyer breaches any of the provisions of this Section 6.19, Buyer shall be entitled to recover all reasonable costs of enforcement, including reasonable attorneys' fees.

         SECTION 6.20 PAYMENTS OF CASH PRIOR TO CLOSING. Payments and distributions of cash by any member of the GWC Group to any member of the Retained Group during the period commencing on the Cut-off and ending at the Closing shall be permitted if, but only if, allocated to any one or more of the following:

                          (i)     reduction of the outstanding principal
indebtedness of the GWC Group under the Intercompany Notes;

                          (ii)    reduction of the outstanding principal
indebtedness of the GWC Group under the GE Capital Canada Loan;

                          (iii)   payment of liabilities of the GWC Group which
are current liabilities of the GWC Group as of the Cut-off;

                          (iv)    payment of management fees in an aggregate
amount not to exceed Four Thousand Three Hundred Dollars (US) ($4,300) for each calendar day included in the period from and including May 1, 1997 to but not including the Closing Date; or

                          (v)     payment for rod acquired by the GWC Group
from the Retained Group in the ordinary course of business.

                                 ARTICLE VII

                                 TERMINATION

                 SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing and the Amalgamation may be abandoned at any time prior to the Effective Time:

                          (a)     by mutual written agreement executed by the
Retained Group Signatories, TII, Buyer and Amalgamation Sub;

                          (b)     by the Retained Group Signatories or Buyer
at any time after May 31,1997;

                          (c)     by the Retained Group Signatories or Buyer,
if any governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transfer of the GWCI Shares or the Amalgamation contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

                          (d)     by Buyer, if there has been a material
violation or breach by the Retained Group Signatories of any agreement or, subject to Section 8.2 hereof, any representation or warranty contained in this Agreement which (i) is not curable or has rendered the satisfaction of any condition to the obligations of Buyer and Amalgamation Sub impossible, and (ii) has not been waived by Buyer; or

                          (e)     by the Retained Group Signatories, if there
has been a material violation or breach by Buyer or Amalgamation Sub of any agreement, representation or warranty contained in this Agreement which (i) is not curable or has rendered the satisfaction of any condition to the obligations of the Retained Group Signatories and TII impossible, and (ii) has not been waived by the Retained Group Signatories.

                 SECTION 7.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the Amalgamation pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the parties hereto; provided, however, that Section 6.6 hereof shall survive such termination and abandonment indefinitely and any termination pursuant to
Section 7.1 hereof shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement or the Confidentiality Agreement, by operation of law or otherwise. In addition, in the event of any such
termination or abandonment, (a)    all information received by Buyer with
respect to the Business, the Retained Group or the GWC Group shall be held subject to and returned or destroyed in accordance with the terms of the Confidentiality Agreement, which agreement shall continue notwithstanding the termination of this Agreement and all copies of such information in Buyer's possession or in the possession of any of its representatives shall be returned to GSI or destroyed by Buyer; and (b) all filings, applications and other submissions made pursuant to Section 6.3 hereof or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other Person to which made.

                                 ARTICLE VIII

           CONDITIONS TO BUYER'S AND AMALGAMATION SUB'S OBLIGATIONS

         Each and every obligation of Buyer and Amalgamation Sub to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

                 SECTION 8.1. SELLER'S CLOSING DELIVERIES. Seller shall have delivered, or caused to be delivered, to Buyer at the Closing each of the following:

                 (i) stock certificates representing the GWCI Shares, duly endorsed in blank, or accompanied by duly endorsed stock transfer powers;

                 (ii) stock certificates representing the TII Shares and the Subsidiary Shares, respectively;

                 (iii) a copy certified by the applicable governmental authority of the Certificate of Incorporation or Articles, as applicable, of each of the members of the GWC Group and a copy of such documents certified by an officer of the GWC Group as of the Closing Date;

                 (iv) with respect to each member of the GWC Group, a certificate of good standing issued by the appropriate authority of the jurisdiction in which the GWC Group member is incorporated and a certificate of qualification or good standing or registration in each of the states or provinces, as applicable, in which such corporation is required to be qualified to transact business issued by the secretary of state or other appropriate authority of each such state or province except where the failure to be so qualified would not have a

Material Adverse Effect, and in each case, dated no more than thirty (30) days prior to the Closing Date;

                 (v) a copy of the bylaws of each of GWCI and the Subsidiary which shall be certified to be accurate and complete as of the Closing Date by the Secretary of such entity;

                 (vi) a copy of the bylaws of TII which shall be certified to be accurate and complete as of the Closing Date by the Secretary of such entity;

                 (vii) the minute books and corporate seals of each member of the GWC Group;

                 (viii) the resignations of those officers and directors of the GWC Group as are identified in Section 8.1 of the Disclosure Schedule, together with releases executed by such officers and directors substantially in the form attached hereto as Exhibit F;

                 (ix) valid and binding consents of all Persons whose consent or approval is required to be set forth in Section 4.5 of the Disclosure Schedule, other than those which, if not obtained, would not have a Material Adverse Effect;

                 (x) a certified copy of the resolutions of the holders of each class of shares of TII approving the continuation of TII referred to in
Section 2.2 hereof and the Amalgamation and a waiver of any dissent rights in respect thereof;

                 (xi) valid and binding consent from QAD Inc. referred to in Section 4.5 of the Disclosure Schedule and the documents required to be executed by the Retained Group to obtain a similar license agreement in the name of TII Holdings;

                 (xii) a certified copy of the resolutions of the Board of Directors of each of the Retained Group Signatories authorizing the execution, delivery and performance of this Agreement;

                 (xiii) the termination of the obligations of the GWC Group in respect of the Amended and Restated Management Services Agreement dated August 14, 1996 among members of the Retained Group and the GWC Group;

                 (xiv) the termination of the Tax Sharing Agreement contemplated by Section 6.12 hereof executed by each member of the GSI Group which is a party thereto;

                 (xv)     valid releases as contemplated by Section 6.13 and
6.16 hereof;

                 (xvi) a certificate issued pursuant to Section 116(2) of the Income Tax Act (Canada) regarding the tax, if any, payable by Seller in respect of the Amalgamation Consideration;

                 (xvii)   the certificates referenced in Sections 8.2 and
8.3 hereof; and

                 (xviii) such other documents and instruments, if any, as are necessary to, and reasonably required by Buyer's counsel to be delivered by the Retained Group Signatories at Closing in connection with, the consummation of the transactions contemplated by this Agreement.

                 SECTION 8.2. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Retained Group Signatories contained in this Agreement, as modified by the Disclosure Schedule, shall have been true on the date hereof, and shall be true on the Closing Date with the same effect as though such representations were made as of such date (except as otherwise expressly provided in this Agreement) and the Retained Group Signatories shall have delivered to Buyer on the Closing Date a certificate, dated the Closing Date, to such effect; provided, however, that notwithstanding anything contained herein to the contrary, this Section 8.2 shall be deemed to have been satisfied unless the failure of any of the representations or warranties to be true would have, individually or in the aggregate, a Material Adverse Effect.

                 SECTION 8.3. PERFORMANCES. The Retained Group Signatories and TII shall have, in all material respects, performed and complied with all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing and the Retained Group Signatories shall have delivered to Buyer on the Closing Date a certificate, dated the Closing Date, to such effect.

                 SECTION 8.4. LEGAL OPINION. Counsel for the Retained Group Signatories and TII shall have delivered to Buyer its opinion dated the Closing Date and substantially in the form of Exhibit G and Exhibit H, respectively, attached hereto.

                 SECTION 8.5. GOVERNMENTAL CONSENTS AND APPROVALS. All necessary and appropriate governmental consents, approvals and filings, including the filing of the Articles of Amalgamation and those pursuant to the Investment Canada Act, the Competition Act and the HSR Act, if applicable, shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

                 SECTION 8.6. NO INJUNCTION OR PROCEEDING. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

                 SECTION 8.7 RELEASES FROM OBLIGATIONS. The members of the GWC Group shall, effective on or before the Closing Date, have been fully and effectively released from all obligations and liabilities arising out of or relating to the matters identified in Section 8.7 of the Disclosure Schedule.

                                  ARTICLE IX

                CONDITIONS TO THE RETAINED GROUP SIGNATORIES'
                            AND TII'S OBLIGATIONS

         Each and every obligation of the Retained Group Signatories and TII to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

                 SECTION 9.1. PAYMENT OF PURCHASE PRICE, AMALGAMATION CONSIDERATION AND ADDITIONAL PAYMENT AMOUNT. Upon the satisfaction or waiver of the other conditions in Article VIII and IX, Buyer or Amalco, as appropriate, shall have satisfied and paid the Purchase Price and the aggregate Amalgamation Consideration to the extent due at Closing pursuant to Article II and Article III hereof and Amalco shall have paid the Additional Payment Amount as provided in Section 6.17 hereof.

                 SECTION 9.2. BUYER'S CLOSING DELIVERIES. Buyer shall deliver, or cause to be delivered, to the Retained Group Signatories at the Closing each of the following:

                          (i)     valid and binding consents of all Persons, if
any, whose consent or approval is material and required to be set forth in
Section 5.3 of the Disclosure Schedule;

                          (ii)    a certified copy of the resolutions of the
Board of Directors of each of Buyer and Amalgamation Sub authorizing the execution, delivery and performance of this Agreement;

                          (iii)   a certified copy of the resolutions of the
sole stockholder of the Amalgamation Sub, authorizing the execution, delivery and performance of the Agreement;

                          (iv)    the certificates referenced in Sections 9.3
and 9.4 hereof; and

                          (v)     such other documents and instruments, if any,
as are necessary to, and reasonably required by counsel of the Retained Group Signatories to be delivered by Buyer at Closing in connection with, the consummation of the transactions contemplated by this Agreement.

                 SECTION 9.3. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer and Amalgamation Sub contained in this Agreement, as modified by the Disclosure Schedule, shall have been true on the date hereof in all material respects and shall be true on the Closing Date in all material respects, with the same effect as though such representations were made as of such date (except as otherwise expressly provided in this Agreement), and Buyer and Amalgamation Sub shall have delivered to the Retained Group Signatories on the Closing Date a certificate, dated as of the Closing Date, to such effect.

                 SECTION 9.4. PERFORMANCES. Buyer and Amalgamation Sub shall have, in all material respects, performed and complied with all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing and Buyer and Amalgamation Sub shall have delivered to the Retained Group Signatories on the Closing Date a certificate, dated as of the Closing Date, to such effect.

                 SECTION 9.5. LEGAL OPINION. Counsel for Buyer and Amalgamation Sub shall have delivered to the Retained Group Signatories its opinion dated the Closing Date and substantially in the form of Exhibit I and Exhibit J, respectively, attached hereto.

                 SECTION 9.6. GOVERNMENTAL CONSENTS AND APPROVALS. All necessary and appropriate governmental consents, approvals and filings, including the filing of the Articles of Amalgamation and those pursuant to the Investment Canada Act, the Competition Act and the HSR Act, if applicable, shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

                 SECTION 9.7. NO INJUNCTION OR PROCEEDING. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

                 SECTION 9.8. RELEASES FROM CONTRACTUAL OBLIGATIONS. The members of the Retained Group shall, effective on the Closing Date, be fully and effectively released from all obligations and liabilities arising after the Effective Time out of or relating to the matters identified in Section 9.8 of the Disclosure Schedule and Theodore Leja shall have executed a release of any and all claims of Mr. Leja against the SERP in form reasonably satisfactory to the Retained Group Signatories.

                                  ARTICLE X

                               INDEMNIFICATION

                 SECTION 10.1.    INDEMNIFICATION BY RETAINED GROUP
SIGNATORIES.

                          (a)     From and after the Closing, the Retained
Group Signatories shall reimburse, indemnify and hold Buyer and the GWC Group (each, an "Indemnified Party") harmless from and against any and all demands, claims, actions, suits, liabilities, damages, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees, reasonable consultants' fees, and reasonable and cost effective remediation and response costs) (collectively, "Obligations"), to the extent relating to, resulting from or arising out of:

                                  (i)  the breach or inaccuracy of the
representations or warranties of the Retained Group Signatories set forth in Sections 4.2, 4.3 and 4.4 hereof and the first three (3) sentences of Section
4.1 hereof.

                                  (ii)  any United States federal income tax
liability of any member of the Retained Group or the GWC Group, and any state income tax liability for states which compute tax on a unitary basis of GSI, Georgetown Industries, Inc. or any member of the

Retained Group, for any and all periods prior to and including the period which includes the Closing Date; provided that Buyer acknowledges that all refunds of any Taxes for time periods through the Closing Date with respect to which the Retained Group Signatories have agreed to provide indemnification to Buyer pursuant to this subparagraph (a)(ii) shall be the property of the Retained Group Signatories and to the extent such refunds are received by the GWC Group, Buyer will cause the GWC Group immediately to remit the amounts of such refunds to the Retained Group Signatories.

                                (iii)  any Canadian income tax liability
actually paid by TII (as opposed to a reduction in any tax attributes of TII such as a net operating loss) which is directly attributable to the disallowance of any deduction taken by TII for any non-arm's-length management fees paid to any member of the Retained Group during any and all periods prior to and including the period which includes the Closing Date.

                                 (iv)  the case of Weyerhauser Canada Ltd. v.
Tree Island Industries, Ltd. et al and any other similar claims by third parties arising from the facts alleged in the complaint in this action and which are the basis for the plaintiff's claims for damages in such case.

                                 (v)   TII being a potentially responsible
party at the Operating Industries, Inc. superfund site in Monterey Park, California.

                                 (vi)  the breach or inaccuracy of the
representations or warranties of the Retained Group Signatories set forth in
Section 4.9 hereof.

                                 (vii) the obligation of any GWCI Affiliate
to contribute, solely as a result of events occurring prior to the Closing, to any American Plan (other than a Retained Plan) that is or was a multi-employer plan (as defined in Section 4.18(j) hereof) or a defined benefit plan.

                          (b)     The indemnification obligations of the
Retained Group Signatories under subparagraph (a)(i) of Section 10.1 hereof shall not expire or terminate. The indemnification obligations of the Retained Group Signatories under subparagraphs (a)(ii), (a)(iii), (a)(iv), (a)(v) and
(a)(vii) of Section 10.1 hereof shall expire and terminate upon the expiration of the applicable limitation periods (including the expiration of any period for which the otherwise applicable limitation period has been or is extended). The indemnification obligations of the Retained Group Signatories under subparagraph (a)(vi) of Section 10.1 hereof shall expire and terminate upon the first anniversary of the Closing Date. If Buyer shall have provided written notice to the Retained Group Signatories in accordance with paragraph (a) of
Section 10.2 hereof, of an assertion by Buyer of a right of indemnification under any subparagraph of paragraph (a) of Section 10.1 hereof prior to the expiration of the applicable periods, the obligations of the Retained Group Signatories with respect to the asserted right of indemnification under any subparagraph of paragraph (a) of Section 10.1 hereof shall continue until the appropriate amount of indemnification, if any, is determined, paid and satisfied in full.

                          (c)     Notwithstanding the foregoing, the Retained
Group Signatories shall have no liability under subparagraph (a)(vi) of Section
10.1 hereof with respect to any Obligation unless such Obligation exceeds the Threshold Amount; provided, however, that Obligations arising out of a single or related set of facts, circumstances or events shall be aggregated for purposes of determining whether the Obligation exceeds the Threshold Amount and that in the event such Obligation exceeds the Threshold Amount, the entire amount of the Obligation shall be indemnifiable as provided in this Agreement.

                          (d)     Notwithstanding the foregoing, the Retained
Group Signatories shall have no liability under subparagraph (a)(vi) of Section
10.1 hereof in any amount which, when aggregated with all other indemnification provided by the Retained Group Signatories under subparagraph (a)(vi) of
Section 10.1 hereof, would be in excess of Five Million Dollars (US)
($5,000,000).

                          (e)      For the purposes of this Section 10.1, any
and all Obligations relating to, resulting from or arising out of the matters described in any subparagraph of paragraph (a) of Section 10.1 suffered or incurred by any member of the GWC Group shall be deemed to have been suffered or incurred by Buyer on a non-duplicative dollar for dollar basis.

                 SECTION 10.2. METHOD OF ASSERTING BUYER CLAIMS, ETC. All claims for indemnification by any Indemnified Party under Section 10.1 hereof shall be asserted and resolved as follows:

                          (a)     In the event that any claim, demand, notice
or order (collectively, a "Claim") for which the Retained Group Signatories would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, Buyer shall promptly notify the Retained Group Signatories (and any pertinent insurance carrier) in reasonable detail of such Claim and the amount or the estimated amount thereof (or a detailed description of any work required thereby) to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Retained Group Signatories shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify Buyer whether or not the Retained Group Signatories desire to defend the Indemnified Parties against such Claim. All costs and expenses incurred by the Retained Group Signatories in defending such Claim shall be a liability of, and shall be paid by, the Retained Group Signatories. In the event that any of the Retained Group Signatories notifies the Buyer within the Notice Period that it desires to defend the Indemnified Parties against such Claim and except as hereinafter provided, the Retained Group Signatories shall have the right to defend the Indemnified Parties by counsel of the Retained Group Signatories' own choosing, in the name of any one or more of the Retained Group Signatories, or in the name of any one or more of any of Buyer and the GWC Group by appropriate proceedings, including, without limitation, filing any amended tax return in the name of any of the GWC Group relating to the indemnification obligations of the Retained Group Signatories under subparagraph (a)(ii) or (a)(iii) of Section 10.1 hereof. The Retained Group Signatories will act in good faith in defending or otherwise dealing with the Claim. If any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense and, in any event, Buyer shall, and shall cause the GWC Group to, cooperate with the Retained Group Signatories and such counsel. To the extent the Retained Group Signatories shall control or participate in the defense or settlement of any Claim, Buyer shall, and shall cause the GWC Group to give to the Retained Group Signatories and its counsel reasonable access to, during normal business hours, the relevant business records and other documents, and shall permit them to reasonably consult with the employees and counsel of Buyer and the GWC Group at the Retained Group Signatories' expense. The Retained Group Signatories shall keep Buyer reasonably apprised of the course of any negotiations or proceedings and the Retained Group Signatories shall not settle any Claim without the consent of Buyer, which consent shall not be unreasonably withheld or unduly delayed. In the event the Retained Group Signatories desire to enter into any settlement of a Claim in a form which does not require any Indemnified Party to obligate itself to perform any covenant or agreement other than the payment of money and the affected Indemnified Parties refuse to consent to such settlement, the Retained Group Signatories may, by written notice to the affected Indemnified Parties, elect to relinquish its defense of the Claim to be settled, in which case the amount of the claim subject to indemnification under Section 10.1 hereof shall only equal the amount of the settlement, together with the associated costs and expenses which are otherwise indemnifiable under this
Article X. As soon as reasonably practicable after the Retained Group Signatories have reached a final decision as to whether or not all or any portion of the obligations related to such Claim are Obligations which the Retained Group Signatories are required to indemnify such Indemnified Parties hereunder and, in any event, prior to entering into any such settlement or other final resolution of any Claim, the Retained Group Signatories shall notify Buyer in writing of its position as to whether or not all or any portion of the obligations related to such Claim are Obligations which the Retained Group Signatories are required to indemnify such Indemnified Parties in accordance with this Article X.

                          (b)     If the Retained Group Signatories elect or
are deemed to have elected not to take over the defense of any such Claim, the Indemnified Parties shall have the right to defend, compromise and settle such Claim and/or to perform any work required thereby, in each case, on such reasonable terms as the Indemnified Parties in their reasonable discretion may determine, subject to the prior consent of the Retained Group Signatories, which consent shall not be unreasonably withheld or unduly delayed, and the Retained Group Signatories shall continue to be bound to indemnify the Indemnified Parties in accordance with and to the extent provided under the terms of this Article X. The Indemnified Parties shall or shall direct in writing their counsel to deliver to the Retained Group Signatories copies of all correspondence and other matters relating to such Claim. Notwithstanding the foregoing, to the extent that the Claim involves or could result in claims against, or potential liability of, the Retained Group Signatories the extent or nature of which were not known by the Retained Group Signatories as of the date the Retained Group Signatories elect or are deemed to have elected not to take over the defense of such Claim, the Retained Group Signatories shall, by written notice to the Indemnified Parties, be entitled to take over the defense of such Claim.

                          (c)     In the event an Indemnified Party should have
a Claim against the Retained Group Signatories hereunder which does not involve a Claim being asserted against or sought to be collected from it by a third party, Buyer shall promptly send a Claim Notice with respect to such Claim to the Retained Group Signatories.

                          (d)     Buyer's failure to give reasonably prompt
notice to the Retained Group Signatories of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Retained Group Signatories of any liability which it may have to an Indemnified Party except to the extent the failure to give such notice prejudiced the Retained Group Signatories. Buyer acknowledges that any failure to give such notice to the Retained Group Signatories prior to the expiration of the applicable indemnification obligations of the Retained Group Signatories as provided in Section 10.1(b) hereof shall be conclusively deemed to have prejudiced the Retained Group Signatories.

                 SECTION 10.3.    INDEMNIFICATION BY BUYER.

                          (a)      From and after the Closing, Buyer shall, and
shall cause the GWC Group to, reimburse, indemnify and hold the Retained Group Signatories harmless from and against any and all demands, claims, actions, suits, liabilities, damages, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Buyer's Obligations"), relating to, resulting from or arising out of the breach or inaccuracy of the representations or warranties of Buyer set forth in Sections
5.1 and 5.2 hereof.

                          (b)  The indemnification obligations of Buyer under
paragraph (a) shall not expire or terminate.

                 SECTION 10.4. METHOD OF ASSERTING RETAINED GROUP SIGNATORIES CLAIMS, ETC. All claims for indemnification by the Retained Group Signatories under Section 10.3 hereof shall be asserted and resolved as follows:

                          (a)     In the event that any claim or demand for
which Buyer would be liable to the Retained Group Signatories hereunder is asserted against or sought to be collected from the Retained Group Signatories by a third party, the Retained Group Signatories shall promptly notify Buyer (and any pertinent insurance carrier) in reasonable detail of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Retained Group Signatories Claim Notice"). Buyer shall have thirty (30) days from the personal delivery or mailing of the Retained Group Signatories Claim Notice (the "Buyer Notice Period") to notify the Retained Group Signatories whether or not Buyer desires to defend the Retained Group Signatories against such claim or demand. All costs and expenses incurred by Buyer in defending such claim or demand shall be a liability of, and shall be paid by, Buyer. In the event that Buyer notifies the Retained Group Signatories within the Buyer Notice Period that it desires to defend the Retained Group Signatories against such claim or demand and except as hereinafter provided, Buyer shall have the right to defend the Retained Group Signatories by counsel of Buyer's own choosing, either in Buyer's name, or in the Retained Group Signatories' name by appropriate proceedings. If the Retained Group Signatories desire to participate in,but not control, any such defense or settlement they may do so at their sole cost and expense and, in any event, the Retained Group Signatories shall cooperate with Buyer and such counsel. To the extent Buyer shall control or participate in the defense or settlement of any third party claim or demand, the Retained Group Signatories shall give to Buyer and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Retained Group Signatories. Buyer shall keep the Retained Group Signatories reasonably apprised of the course of any negotiations or proceedings and Buyer shall not settle any claim or demand without the consent of the Retained Group Signatories, which consent shall not be unreasonably withheld or unduly delayed. In the event Buyer desires to enter into any settlement of a claim or demand in a form which does not require the Retained Group Signatories to obligate itself to perform any covenant or agreement other than the payment of money, and the Retained Group Signatories refuse to consent to such settlement, Buyer may, by written notice to the Retained Group Signatories, elect to relinquish its defense of the claim or demand to be settled, in which case the amount of the claim subject to indemnification under Section 10.3 hereof shall only equal the amount of the settlement, together with the associated costs and expenses which are otherwise indemnifiable under this Article X. As soon as reasonably practicable after Buyer has reached a final decision as to whether or not all or any portion of the obligations related to such claim or demand are Buyer's Obligations for which Buyer is required to indemnify the Retained Group Signatories hereunder and, in any event, prior to entering into any such settlement or other final resolution of any claim or demand, Buyer shall notify the Retained Group Signatories in writing of its position as to whether or not all or any portion of the obligations related to such claim or demand are Buyer's Obligations for which Buyer is required to indemnify the Retained Group Signatories in accordance with this Article X.

                          (b)     If Buyer elects or is deemed to have elected
not to take over the defense of any such claim or demand, the Retained Group Signatories shall have the right to defend, compromise and settle such claim or demand on such reasonable terms as the Retained Group Signatories in their reasonable discretion may determine, subject to the prior consent of Buyer, which consent shall not be unreasonably withheld or unduly delayed, and Buyer shall continue to be bound to indemnify the Retained Group Signatories in accordance with and to the extent provided under the terms of this Article X. The Retained Group Signatories shall or shall direct in writing its counsel to deliver to Buyer copies of all correspondence and other matters relating to such claim or demand. Notwithstanding the foregoing, to the extent that the claim or demand involves or could result in claims against, or potential liability of, Buyer the extent or nature of which were not known by Buyer as of the date Buyer elects or is deemed to have elected not to take over the defense of such claim or demand, Buyer shall, by written notice to the Retained Group Signatories, be entitled to take over the defense of such claim or demand.

                          (c)     In the event the Retained Group Signatories
should have a claim against Buyer hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Retained Group Signatories shall promptly send a Retained Group Signatories Claim Notice with respect to such claim to Buyer.

                          (d)     The Retained Group Signatories' failure to
give reasonably prompt notice to Buyer of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve Buyer of any liability which it may have to the Retained Group Signatories except to the extent the failure to give such notice prejudiced Buyer.

                                  ARTICLE XI

                                MISCELLANEOUS

                 SECTION 11.1. LIMITED SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except to the extent expressly provided in Article X hereof, each and every representation and warranty contained in this Agreement shall expire with, and be terminated and extinguished by, any of (i) the Closing, or (ii) subject to Section 7.2, the termination of this Agreement pursuant to Article VII hereof, and thereafter none of the parties hereto and no Affiliate of any of the parties hereto shall be under any liability whatsoever with respect to any such representation and warranty except as may be otherwise provided in
Section 7.2. In addition, subject to Section 7.2, upon the expiration and extinguishment of such representations and warranties, none of the parties hereto nor any of their Affiliates shall have any liability whatsoever arising out of or with respect to (i) the accuracy or completeness of the Disclosure Schedule or any certificate delivered pursuant to Section 8.2 or Section 9.3 hereof or (ii) any failure of the GWC Group to comply with the covenants set forth in Section 6.1 hereof which was not directly caused by the Retained Group Signatories. This Section 11.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

                 SECTION 11.2. ENTIRE UNDERSTANDING, WAIVER, ETC. This Agreement and the Confidentiality Agreement set forth the entire understanding of the parties and supersede any and all prior or contemporaneous agreements, arrangements and understandings relating to the subject matter hereof, and the provisions hereof may not be changed, modified, waived or altered except by an agreement in writing signed by the party entitled to the benefit of the provision(s) to be changed, modified or waived hereto. A waiver by any party of any of the terms or conditions of this Agreement, or of any breach thereof, shall not be deemed a waiver of such term or condition for the future, or of any other term or condition hereof, or of any subsequent breach thereof.

                 SECTION 11.3. SEVERABILITY. If any provision of this Agreement or the application of such provision shall be held by a court of competent jurisdiction to be unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

                 SECTION 11.4. CAPTIONS. The captions herein are for convenience only and shall not be considered a part of this Agreement for any purpose, including, without limitation, the construction or interpretation of any provision hereof.

                 SECTION 11.5. NOTICES. All notices, requests, demands and other communications (collectively, "Notices") that are required or may be given under this Agreement shall be in writing. All Notices shall be deemed to have been duly given or made: if by hand, immediately upon delivery if it is a Business Day during the hours of 9:00 a.m. and

5:00 p.m. in the place of receipt and otherwise at the beginning of the first Business Day thereafter; if by telecopier or similar device, immediately upon sending, provided notice is sent on a Business Day during the hours of 9:00 a.m. and 5:00 p.m. in the place of receipt, but if not, then immediately upon the beginning of the first Business Day after being sent; if by Fed Ex, Express Mail or any other reputable overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by registered or certified mail, return receipt requested, five (5) Business Days after mailing except that, in the event of a mail disruption within such period of five (5) Business Days, such Notice shall not be effective unless and until actually received. The parties agree to use their reasonable best efforts to keep each other informed of the occurrence of any mail disruption which could be reasonably expected to affect any Notice to be delivered pursuant to this Agreement. Notwithstanding the foregoing, with respect to any Notice given or made by telecopier or similar device, such Notice shall not be effective unless and until (i) the telecopier or similar device being used prints a written confirmation of the successful completion of such communication by the party sending the Notice, and (ii) a copy of such Notice is deposited in first class mail to the appropriate address for the party to whom the Notice is sent. In addition, notwithstanding the foregoing, a Notice of a change of address by a party hereto shall not be effective until received by the party to whom such Notice of a change of address is sent. All Notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by Notice in accordance with the provisions of this Section):

                 (a)      If to the Retained Group Signatories or TII:

                                  GS Industries, Inc.
                                  1901 Roxborough Road
                                  Suite 200
                                  Charlotte, NC  28211
                                  Attention:  Luis Leon
                                  Fax Number: (704) 365-4340

                          with a copy (which shall not constitute Notice) to:

                                  Parker, Poe, Adams & Bernstein L.L.P.
                                  2500 Charlotte Plaza
                                  Charlotte, NC  28244
                                  Attention:  Fred C. Thompson, Jr., Esq.
                                  Fax Number: (704) 334-4706

                 (b)      If to Buyer or Amalgamation Sub:

                                  Tricor Pacific Capital, Inc.
                                  The Hong Kong Bank of Canada Building
                                  Suite 1680, 885 West Georgia Street
                                  Vancouver, B.C. Canada  V6C 3E8
                                  Attention:   Rod Senft
                                  Fax Number:  (604) 688-7649
                       with a copy (which shall not constitute Notice) to:

                                  Latham & Watkins
                                  Suite 4000, 633 West Fifth Street
                                  Los Angeles, CA  90071-2007
                                  Attention:  Bryant Edwards
                                  Fax Number:  (213) 891-8763

                       with a copy (which shall not constitute Notice) to:

                                  Blake, Cassels & Graydon
                                  Suite 2600, Three Bentall Centre
                                  595 Burrard Street
                                  P.O. Box 49314
                                  Vancouver, BC
                                  V7X 1L3
                                  Attention:  Anne M. Stewart, Q.C.
                                  Fax Number:  (604) 631-3309

                 SECTION 11.6. SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights or obligations arising hereunder shall be assignable without the prior written consent of the parties hereto. Provided, however, that notwithstanding the foregoing Buyer may assign its rights and obligations under this Agreement to any wholly owned subsidiary of Buyer which agrees in writing to be bound by and to perform fully all of Buyer's obligations hereunder and, provided that in the event of any such assignment by Buyer, Buyer shall remain liable hereunder for the performance of Buyer's obligations hereunder notwithstanding such assignment.

                 SECTION 11.7. PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided herein with respect to members of the Retained Group or GWC Group, nothing in this Agreement and nothing implied by this Agreement shall confer upon any Person, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                 SECTION 11.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

                 SECTION 11.9. CONSTRUCTION OF TERMS. Any reference herein to the masculine or neuter shall include the masculine, the feminine and the neuter, and any reference herein to the singular or plural shall include the opposite thereof. The parties to this Agreement acknowledge that each party and counsel to each party has participated in the drafting of this Agreement and agree that this Agreement shall not be interpreted against one party or the other based upon who drafted it. Where the context reasonably permits such construction, including without limitation, Sections 6.15 and 6.19 hereof, "indirectly" includes without limitation through a direct or indirect subsidiary.





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

                 SECTION 11.10. GOVERNING LAW AND EXCLUSIVE JURISDICTION. This Agreement shall be deemed a contract under and for all purposes shall be governed by and construed in accordance with the laws of the Province of British Columbia without regard to the conflict of laws rules thereof. Each of the parties hereto hereby irrevocably consents and attorns to the jurisdiction of the courts of the Province of British Columbia with respect to any dispute or proceeding arising in connection with this Agreement. Each of the parties hereto further covenants and agrees that, except as otherwise expressly provided herein, the courts of the Province of British Columbia shall have the exclusive jurisdiction with respect to any and all disputes and proceedings arising in connection with this Agreement (other than the enforcement of judgments, which may be prosecuted in any court having jurisdiction) and that, except as otherwise expressly provided herein, all such disputes which the parties are unable to resolve shall be submitted only to the courts of the Province of British Columbia.

                 SECTION 11.11 CONSTRUCTION. The representations, warranties, covenants and agreements of Seller herein are joint and several representations, warranties, covenants and agreements of each entity included in Seller. Reference in this Agreement to Seller means any Seller or any or all of the entities included in Seller as the context reasonably requires. The representations, warranties, covenants and agreements of the Retained Group Signatories herein are joint and several representations, warranties, covenants and agreements of each of the Retained Group Signatories. Any reference herein to the knowledge of the Retained Group Signatories means the knowledge of any of the Retained Group Signatories, including any entity included in Seller. Reference in this Agreement to the Retained Group Signatories means any of the Retained Group Signatories or any or all of the entities included in the Retained Group Signatories, including any entities included in Seller, as the context reasonably requires. The representations, warranties, covenants and agreements of Buyer herein are joint and several representations, warranties, covenants and agreements of each entity included in Buyer. Any reference herein to the knowledge of Buyer means the knowledge of any entity included in Buyer. Reference in this agreement to Buyer means any Buyer or any or all of the entities included in Buyer as the context reasonably requires.


                      [SIGNATURES ON THE FOLLOWING PAGE]





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

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.



                                           TII:

                                           TREE ISLAND INDUSTRIES LTD.

                                           By:  /s/ Roger R. Regelbrugge
                                              --------------------------
                                           Its: Chairman of the Board
                                               -------------------------

                                           GSI:

                                           GS INDUSTRIES, INC.

                                           By:  /s/ Luis E. Leon
                                              --------------------------
                                           Its: Senior Vice President-
                                                Finance and Administration
                                               -------------------------
                                                Chief Financial Officer,
                                                Treasurer & Asst. Secretary

                                           GST:

                                           GS TECHNOLOGIES CORPORATION

                                           By:  /s/ Luis E. Leon
                                              --------------------------
                                           Its: Senior Vice President-
                                                Finance and Administration
                                               -------------------------
                                                Chief Financial Officer,
                                                Treasurer & Asst. Secretary

                                           GSC:

                                           GEORGETOWN STEEL CORPORATION

                                           By:  /s/ Donald B. Daily
                                              --------------------------
                                           Its: President and Chief
                                                Executive Officer
                                               -------------------------

                                           GSTOC:

                                           GS TECHNOLOGIES OPERATING CO., INC.


                                           By:  /s/ Luis E. Leon
                                              --------------------------
                                           Its: Senior Vice President-
                                                Finance and Administration
                                               -------------------------
                                                Chief Financial Officer,
                                                Treasurer & Asst. Secretary

                                         TRICOR:

                                         TRICOR PACIFIC CAPITAL, INC.

                                         By:  /s/ Richard Roundtree / Rod Senft
                                              ---------------------------------
                                         Its: Directors
                                              ---------------------------------


                                         TII HOLDINGS:


                                         TI INDUSTRIES INC.

                                         By:  /s/ Richard Roundtree / Rod Senft
                                              ---------------------------------
                                         Its: Directors
                                              ---------------------------------


                                         GWC HOLDINGS:

                                         TREE ISLAND WIRE HOLDINGS (USA), INC.

                                         By:  /s/ Richard Roundtree / Rod Senft
                                              ---------------------------------
                                         Its: Directors
                                              ---------------------------------

                                         AMALGAMATION SUB:

                                         TII ACQUISITION SUB INC.

                                         By:  /s/ Richard Roundtree / Rod Senft
                                              ---------------------------------
                                         Its: Directors
                                              ---------------------------------

                                         GWCI:


                                         GEORGETOWN WIRE COMPANY, INC.

                                         By:  /s/ Roger R. Regelbrugge
                                              ---------------------------------
                                         Its: Chairman and Chief
                                              Executive Officer
                                              ---------------------------------




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